Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

VIKING ACQUISITION CORP. I,

NORTHSTAR EARTH AND SPACE INC.,

and

Viking NS AMALGAMATION CORP.

Dated as of April 16, 2026

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SPAC AND NEWCO		57

4.01	Organization, Standing and Corporate Power	57
4.02	Corporate Authority; Approval; Non-Contravention; Government Approvals	58
4.03	Compliance with Laws	59
4.04	Employee Benefit Plans	59
4.05	Financial Ability; Trust Account	59
4.06	Taxes	60
4.07	Brokers	62
4.08	SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act	62
4.09	Business Activities; Absence of Changes	63
4.10	Litigation	65
4.11	No Outside Reliance	65
4.12	Capitalization	66
4.13	NYSE Stock Market Quotation	67
4.14	Affiliate Agreements	67
4.15	Anti-Bribery; Economic Sanctions	67
4.16	No Other Representations or Warranties	68

ARTICLE 5 CONDUCT OF BUSINESS		68

5.01	Conduct of Business by the Company	68
5.02	Conduct of Business by SPAC	72
5.03	Conduct of Business by NewCo	74
5.04	SPAC Continuation	74
5.05	Claims Against Trust Account	75

ARTICLE 6 ADDITIONAL AGREEMENTS		75

6.01	Registration Statement / Proxy Statement	75
6.02	Canadian Prospectus	78
6.03	SPAC Shareholders Meeting	79
6.04	Access to Information; Confidentiality	80
6.05	Exclusivity	80
6.06	SPAC Equity Incentive Plan	81
6.07	Directors’ and Officers’ Indemnification	81
6.08	Notification of Certain Matters	82
6.09	Further Action; Reasonable Best Efforts	83
6.10	Public Announcements	84
6.11	Stock Exchange Listing	84
6.12	Regulatory Approvals	84
6.13	Trust Account	86
6.14	Certain Actions	86
6.15	Intended Tax Treatment	86
6.16	Delivery of Financial Statements	88
6.17	Post-Closing Directors and Officers	88
6.18	PIPE Financing	88

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6.19	Public Filings	89
6.20	NewCo Shareholder Approvals	89
6.21	Transferred Information	89
6.22	Company Warrants	90
6.23	Additional Support Agreements	90

ARTICLE 7 CONDITIONS TO THE TRANSACTIONS		91

7.01	Conditions to the Obligations of each Party	91
7.02	Conditions to the Obligations of SPAC and NewCo	92
7.03	Conditions to the Obligations of the Company	93
7.04	Frustration of Closing Conditions	94

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		95

8.01	Termination	95
8.02	Effect of Termination	96
8.03	Expenses	96
8.04	Amendment	97
8.05	Waiver	97

ARTICLE 9 GENERAL PROVISIONS		98

9.01	Notices	98
9.02	Nonsurvival of Representations, Warranties and Covenants	98
9.03	Severability	99
9.04	Entire Agreement; Assignment	99
9.05	Parties in Interest	99
9.06	Governing Law	99
9.07	Waiver of Jury Trial	99
9.08	Headings	100
9.09	Counterparts	100
9.10	Specific Performance	100
9.11	No Recourse	100
9.12	Language	100

EXHIBITS

Exhibit A Form of Lock-Up Agreement	A-1
Exhibit B Form of Registration Rights Agreement	B-1

SCHEDULES

SCHEDULE A Company Knowledge Persons

SCHEDULE B SPAC Knowledge Persons

SCHEDULE C Key Company Securityholders

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BUSINESS COMBINATION AGREEMENT, dated as of April 16, 2026 (this “Agreement”), by and among Viking Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), NorthStar Earth and Space Inc., a corporation existing under the Canadian Corporate Statute (as defined below) (the “Company”), and Viking NS Amalgamation Corp., a corporation existing under the Canadian Corporate Statute (“NewCo” and together with SPAC and the Company, the “Parties”).

Recitals

A.	NewCo is a wholly owned direct Subsidiary of SPAC, newly formed solely for the purposes of engaging in the following Transactions.

B.	Prior to the Amalgamation and subject to the terms and conditions of this Agreement, SPAC shall continue from the Cayman Islands to Canada in accordance with the Cayman Islands Companies Act (2022 Revision) (the “Cayman Companies Act”) and the Canada Business Corporations Act (the “Canadian Corporate Statute”) (such transfer by way of continuation, including all matters necessary or ancillary in order to effect continuation, the “SPAC Continuation”).

C.	On the Closing Date, in accordance with the terms and conditions of this Agreement and, as applicable, the Plan of Arrangement,

a.	the PIPE Financing shall be consummated pursuant to the Subscription Agreements,

b.	each then issued and outstanding SPAC Class B Common Share shall automatically convert, on a one-for-one basis, for a SPAC Class A Common Share pursuant to the SPAC Closing Articles (the “SPAC Class B Conversion”),

c.	each then issued and outstanding SPAC Warrant shall be exchanged for a warrant to acquire that number of SPAC Class A Common Shares equal to the number of SPAC Class A Ordinary Shares subject to the applicable SPAC Warrant, at a per share exercise price equal to the per share exercise price for the SPAC Warrants (the “SPAC Warrant Conversion”);

d.	the Company shall complete a pre-closing recapitalization providing for, among other things, the conversion or the exchange of the then outstanding Company Securities, Company Shareholder Loans and Company Convertible Debentures into Company Shares (other than certain Company Convertible Debentures, which shall be converted into non-convertible debt securities of the Company) (collectively, the “Company Recapitalization”);

e.	(i) NewCo shall amalgamate with and into the Company (the “Amalgamation”) to form one corporate entity (the “Amalgamated Company”), except that the legal existence of NewCo will not cease and NewCo will survive the Amalgamation as the Amalgamated Company, (ii) the articles and bylaws of the Amalgamated Company will be in the form to be mutually agreed between the Company and SPAC (the “NewCo Closing Governing Documents”), and (iii) the directors and officers of the Amalgamated Company shall be those individuals nominated by the Company prior to the Closing, all in accordance with the terms of the Plan of Arrangement;

f.	SPAC shall amend and restate its articles and adopt the amended and restated articles in the form to be mutually agreed by the Parties prior to the Closing (the “SPAC Closing Articles”);

g.	the SPAC Redemption shall be consummated pursuant to the SPAC Closing Articles;

h.	each then issued and outstanding Company Share (other than Company Shares in respect of which Company Dissent Rights have been duly exercised) shall be exchanged for that number of SPAC Common Shares equal to the Exchange Ratio;

i.	each then issued and outstanding Company Option shall be exchanged for an option to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (i) the number of Company Shares subject to the applicable Company Option multiplied by (ii) the Exchange Ratio (collectively, the “SPAC Exchange Options”), each at a per share exercise price (rounded up to the nearest cent) equal to the quotient of (1) the per share exercise price for the Company Shares subject to the applicable Company Option, divided by (2) the Exchange Ratio (the “SPAC Exchange Option Exercise Price”), in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Canadian Tax Act); and

j.	each then issued and outstanding PIPE Warrant (as defined below) shall be exchanged for a warrant to acquire one SPAC Class A Ordinary Share, at a per share exercise price equal to the per share exercise price for the SPAC Warrants.

D.	At Closing:

a.	SPAC and certain holders of SPAC Common Shares issued pursuant to the Amalgamation, shall enter into a lock-up agreement in substantially the form attached as Exhibit A hereto (the “Lock-Up Agreement”).

b.	the officers and directors of SPAC, including without limitation its executive team, immediately prior to the Amalgamation will resign and be replaced by the individuals nominated by the Company prior to the Closing in accordance with the requirements of NYSE; provided that the Sponsor may designate one (1) director prior to the Closing to serve on the board of SPAC (the “Post-Closing Officers and Directors”).

E.	The Parties intend that: (a) for U.S. federal and applicable state and local income Tax purposes, (i) the SPAC Continuation qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (and any applicable state and local Tax provisions), (ii) the SPAC Class B Conversion and the SPAC Warrant Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (and any applicable state and local Tax provisions), (iii) the Amalgamation qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any applicable state and local Tax provisions), (iv) this Agreement and the Plan of Arrangement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (and any applicable state and local Tax provisions), and (v) the Amalgamation not result in gain being recognized under Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of SPAC following the Amalgamation that does not enter into a five-year gain recognition agreement (a “GRA”) in the form provided in Treasury Regulations Section 1.367(a)-8(c)) (collectively, the “Intended U.S. Tax Treatment”); and (b) for Canadian income Tax purposes, the Amalgamation is intended to (i) qualify as an amalgamation within the meaning of section 87 of the Canadian Tax Act and for the purposes of the Canadian Corporate Statute (the “Intended Canadian Tax Treatment” and together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).

F.	The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company, (b) approved this Agreement and the Ancillary Agreements to which the Company is or will be a party and the Transactions and declared their advisability and (c) resolved to recommend, among other things, that the Company Securityholders vote in favor of or sign the Arrangement Resolution.

G.	The Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Transactions are in the best interests of SPAC and are fair to the SPAC Shareholders, (b) approved this Agreement, the Ancillary Agreements to which SPAC is or will be a party and the Transactions and declared their advisability and (c) directed that the Transaction Proposals be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders Meeting and recommended that the SPAC Shareholders approve and adopt each of the Transaction Proposals at the SPAC Shareholders Meeting.

H.	The Board of Directors of NewCo (the “NewCo Board”) has unanimously (a) determined that the Transactions are in the best interests of NewCo, (b) approved this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the Transactions and declared their advisability and (c) recommended the approval of this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the Transactions by SPAC, which is the sole shareholder of NewCo.

I.	Concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Securityholders are entering into an agreement, dated as of the date hereof (the “Support Agreement”), pursuant to which, among other things, each such Key Company Securityholder has agreed to support and vote in favor of or sign the Arrangement Resolution.

J.	Concurrently with the execution and delivery of this Agreement, the Sponsor and SPAC are entering into a letter agreement, dated as of the date hereof (the “Sponsor Letter”), pursuant to which, among other things, (x) the Sponsor has agreed to (a) vote all of the SPAC Class B Ordinary Shares held by it in favor of each of the Transaction Proposals, and (b) transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of up to 3,000,000 SPAC Class B Common Shares to certain investors in connection with the PIPE Financing, and (y) the SPAC has agreed to issue to Sponsor 500,000 SPAC Common Shares at Closing.

K.	Concurrently with the execution and delivery of this Agreement, the Company and SPAC have entered into subscription agreements in an aggregate amount of $30,000,000 (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, such PIPE Investors have agreed to purchase Company Shares and warrants to purchase Company Shares (“PIPE Warrants”) in a private placement or placements to be consummated on the Closing Date, prior to the Amalgamation (the “PIPE Financing”).

L.	Concurrently with the Closing, SPAC, the Sponsor, and certain investors shall enter into a registration rights agreement in substantially the form attached as Exhibit B hereto (the “Registration Rights Agreement”).

M.	Prior to the Closing, the Company shall enter into an agreement with the holder of the Company Warrants to exchange any Company Warrants outstanding as of the Amalgamation Effective Time into restricted stock units of SPAC under the SPAC Equity Incentive Plan (the “Company Warrant Exchange”).

N.	Prior to the consummation of the Transactions, SPAC shall, subject to obtaining the approval of a majority of the SPAC Shareholders, adopt the SPAC Equity Incentive Plan effective as of the Closing.

O.	SPAC shall be renamed to “NorthStar” and shall trade publicly on NYSE under a new ticker symbol selected by the Company.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereto hereby agree as follows:

Article 1
DEFINITIONS

1.01	Certain Definitions

For purposes of this Agreement:

“Action” has the meaning ascribed thereto in Section 3.09.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Allocation Schedule” has the meaning ascribed thereto in Section 2.08.

“Alternative Transaction” has the meaning ascribed thereto in Section 6.05.

“Amalgamated Company” has the meaning ascribed thereto in the Recitals.

“Amalgamation” has the meaning ascribed thereto in the Recitals.

“Amalgamation Conditions Precedent” means the conditions set forth in Section 7.01(a) through Section 7.01(g), in each case, with respect to the Amalgamation.

“Amalgamation Effective Time” has the meaning ascribed thereto in Section 2.07(c)(v).

“Ancillary Agreements” means the Support Agreement, the Sponsor Letter, the Lock-Up Agreement, the Subscription Agreements, the Registration Rights Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), (ii) the Corruption of Foreign Publics Official Act (Canada), the Act respecting contracting by public bodies (Québec) and the Criminal Code (Canada), (iii) the UK Bribery Act 2010 (“UKBA”), (iv) anti-bribery legislation promulgated by the European Union and implemented by its member states, (v) Laws or any other type of legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (vi) all other applicable, similar or equivalent anti-corruption or anti-bribery Laws or any other type of legislation of any jurisdiction.

“Anti-Money Laundering Laws” means financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the anti-money laundering statutes of all applicable jurisdictions (defined by virtue of such entity’s jurisdiction of incorporation or its conduct of business operations), the rules and regulations thereunder, and any related or similar rules or regulations, issued, administered, or enforced by any governmental agency.

“Antitrust Laws” has the meaning ascribed thereto in Section 6.12(a).

“Arrangement” means an arrangement under Section 192 of the Canadian Corporate Statute on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the directions of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Arrangement Resolution” means the special resolution of the Company Securityholders in respect of the Transactions, including the Arrangement.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the Canadian Corporate Statute to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the SPAC, each acting reasonably.

“Blue Sky Laws” has the meaning ascribed thereto in Section 3.05(b).

“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles of Association.

“Business Combination Proposal” has the meaning ascribed thereto in Section 6.03.

“Business Data” means all business information and data, including Personal Information and Confidential Information that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by or on behalf of the Company or any Company Subsidiaries in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Montreal, Québec, Canada (other than a Saturday, Sunday or public holiday in those cities).

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or administered by the Company and used in the conduct of the business of the Company or any Company Subsidiaries.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder.

“Canadian Prospectus” means the preliminary and final non-offering prospectus of SPAC filed with the Canadian Securities Commission to become a “reporting issuer” (within the meaning of applicable Canadian securities Laws) in the Province of Québec and any other province or territory as the Parties may mutually agree.

“Canadian Securities Commission” means the Autorité des marchés financiers du Québec and the securities regulator of each other province or territory as the Parties may mutually agree.

“Cayman Companies Act” has the meaning ascribed thereto in the Recitals.

“Change in Recommendation” has the meaning ascribed thereto in Section 6.01.

“Claims” has the meaning ascribed thereto in Section 5.05.

“Closing” has the meaning ascribed thereto in Section 2.07(a).

“Closing Date” has the meaning ascribed thereto in Section 2.07(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed thereto in the Preamble.

“Company A&R Articles” means the articles of the Company in the form to be mutually agreed by the Parties prior to the Closing.

“Company Articles” means the Articles of Amendment of the Company dated November 16, 2023, as amended.

“Company Board” has the meaning ascribed thereto in the Recitals.

“Company Class A Common Shares” means the Class A common shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles.

“Company Class B Common Shares” means the Class B common shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles.

“Company Class A Preferred Shares” means the Class A preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles.

“Company Class B Preferred Shares” means the Class B preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles.

“Company Class B-1 Preferred Shares” means the Class B-1 preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles.

“Company Convertible Debentures” means the debentures listed in Section 3.03(e) of the Company Disclosure Schedule.

“Company Disclosure Schedule” has the meaning ascribed thereto in Article 3.

“Company Dissent Rights” means the rights of dissent granted to the Company Securityholders described in the Plan of Arrangement.

“Company Equity Incentive Plan” means that certain Amended and Restated Stock Option Plan for NorthStar Earth and Space Inc., dated as of December 12, 2019, as such may have been further amended, supplemented or modified from time to time.

“Company Financial Statements” has the meaning ascribed thereto in Section 3.07(a).

“Company Group Member” means the Company and each Company Subsidiary.

“Company Indemnified Persons” has the meaning ascribed thereto in Section 6.07(a).

“Company Information Circular” means, if required, the notice of the Company Securityholders Meeting to be sent to the Company Securityholders, and the accompanying management information circular to be prepared in connection with the Company Securityholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement and the Interim Order.

“Company Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement between NorthStar Earth & Space Inc., Pangaea Three Acquisition Holdings III, LLC, Telesystem Space Inc., Luxembourg Future Fund – Co-Investments SA, Luxembourg Space Section Development SCSp, and Investissement Québec, dated November 17, 2023.

“Company Interested Party Transaction” has the meaning ascribed thereto in Section 3.20(a).

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and either licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, state of facts, development, condition, occurrence, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, prospects, assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement and the Ancillary Agreements or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there is, has been or will be a Company Material Adverse Effect: (a) any change in or change in the interpretation of any Law or GAAP applicable to the Company; (b) effects generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events; (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; or (h) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all options to purchase Company Class A Common Shares, whether or not exercisable and whether or not vested, granted under the Company Equity Incentive Plan or otherwise.

“Company Outstanding Shares” means the total number of Company Shares outstanding immediately prior to the Amalgamation Effective Time, calculated on a fully diluted basis (taking into account the number of Company Shares subject to Company Options and the number of Company Shares issued upon the Company Convertible Debentures, Company Class A Preferred Shares, Company Class B Preferred Shares, Company Class B-1 Preferred Shares and Company Shareholder Loans pursuant to the Company Recapitalization), before giving effect to the issuance of any shares pursuant to the PIPE Financing.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Permits” has the meaning ascribed thereto in Section 3.06.

“Company Recapitalization” has the meaning ascribed thereto in the Recitals.

“Company Required Approval” has the meaning ascribed thereto in Section 2.02.

“Company Securities” means the Class A Common Shares, the Class B Common Shares, the Class A Preferred Shares, the Class B Preferred Shares, the Class B-1 Preferred Shares and the Company Convertible Debentures.

“Company Securityholders” means, collectively, the holders of Company Securities as of any determination time prior to the Closing.

“Company Securityholders Meeting” means, if required, the special meeting of the Company Securityholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the Arrangement Resolution.

“Company Securityholder Written Approval” has the meaning ascribed thereto in Section 2.03(e).

“Company Shareholder Loans” means, collectively, those certain outstanding interest-bearing debts (other than the Company Convertible Debentures) owed by the Company to certain Company Shareholders.

“Company Shareholders’ Agreement” means the Third Amended and Restated Unanimous Shareholders’ Agreement of the Company dated November 24, 2023.

“Company Shares” means, the ordinary shares in the authorized share structure of the Company following the Company Recapitalization.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Warrant Exchange” has the meaning ascribed thereto in the Recitals.

“Company Warrants” means all warrants to purchase Company Class A Common Shares.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not in the public domain, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries that is subject to restrictions on use or disclosure to third parties in any currently enforceable written confidentiality agreements with the Company or any Company Subsidiaries or to which the Company or any Company Subsidiaries are otherwise bound.

“Contract” means any written or oral agreement, contract, instrument, subcontract, arrangement, undertaking, lease or sublease, license, sublicense, power of attorney, note, bond, mortgage, indenture, deed of trust, or other legal commitment or understanding between parties or by one party in favor of another party.

“Contracting Parties” has the meaning ascribed thereto in Section 9.11.

“control” (including the terms “controlling”, “controlled” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Court” means the Superior Court of Québec, or other court as applicable.

“Current Employee” means an employee of a Company Group Member.

“Data Security Requirements” has the meaning ascribed thereto in Section 3.13(l).

“Deferred Underwriting Fees” means the amount of deferred underwriting fees held in the Trust Account and payable to the underwriters of the SPAC’s initial public offering upon consummation of the Transactions.

“Director” means the Director appointed pursuant to Section 260 of the Canadian Corporate Statute.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Earnout Shares” has the meaning ascribed thereto in Section 2.10(a).

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, retirement savings, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, employee loan, educational assistance, fringe benefit, sick pay, expatriate benefit, vacation plans or arrangements and any other employee benefit plans, programs or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured, except for Statutory Plans.

“Enforceability Exceptions” has the meaning ascribed thereto in Section 3.04.

“Environmental Laws” means any applicable Laws relating to: (i) the release or threatened release of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, packaging, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety (to the extent related to Hazardous Substances).

“Equity Interests” means (i) in the case of a corporation, any and all shares (however designated) of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Section 3.10(c).

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the U.S. Department of Commerce Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the Export and Import Permits Act (Canada), the NSCA, the customs and import Laws administered by the Canada Border Services Agency, the EU Dual Use Regulation, the customs and import Laws administered by Her Majesty’s Revenue and Customs and any similar Laws of any Governmental Authority with jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary, to the extent that the Company, a Company Subsidiary, or such agent is subject to such Laws.

“Exchange Act” has the meaning ascribed thereto in Section 3.05(b).

“Exchange Ratio” means the ratio (rounded to four decimal places) obtained by dividing (i) the Transaction Value divided by $10.00, by (ii) the Company Outstanding Shares.

“Final Order” means the final order of the Court pursuant to Section 192 of the Canadian Corporate Statute, approving the Arrangement, in a form acceptable to SPAC and the Company, each acting reasonably, as such order may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such amendment is acceptable to each of SPAC and the Company, each acting reasonably.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Fraud” means, with respect to a Party, an intentional misrepresentation by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in this Agreement or any Ancillary Agreement or in any certificates to be delivered hereunder or thereunder.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof or any Person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA, (ii) a foreign public official as defined in the Corruption of Foreign Public Officials Act (Canada) and a public officer as defined in the Criminal Code (Canada), (iii) a foreign public official as defined in UKBA, (iv) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (v) any non-U.S. political party, any party official or representative of a non-U.S. political party, or any candidate for a non-U.S. political office.

“Governmental Authority” has the meaning ascribed thereto in Section 3.05(b).

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“GRA” has the meaning ascribed thereto in the Recitals.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous,” “radioactive” or “nuclear substances” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of: (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earnout” payments (but excluding ordinary trade accounts payable); (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) any obligations in the nature of accrued fees, interest, prepayment or other premiums, penalties, termination fees, expenses and other amounts incurred or that would be payable in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of any of the items in the foregoing clauses; (f) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (g) obligations under leases required to be capitalized under GAAP; (h) obligations net of benefits under all Financial Derivative/Hedging Arrangements; (i) any unpaid dividends or distributions declared or payable to any Company Securityholder; (j) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP; (k) guarantees, make- whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in the foregoing clauses; and (l) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include any Taxes, any accounts payable to trade creditors in the ordinary course of business that are not past due or any accrued expenses arising in the ordinary course of business consistent with past practice.

“Insolvency Event” means, in relation to an entity:

(a)	the entity goes, or proposes to go, into bankruptcy or liquidation;

(b)	an order is made, or an effective resolution is passed, for the winding up or dissolution without winding up (otherwise than for the purposes of a solvent reconstruction or amalgamation) of the entity;

(c)	a receiver, receiver and manager, judicial manager, liquidator, trustee, administrator or like official is appointed, or threatened or expected to be appointed, over the entity, the whole or a substantial part of the undertaking or property of the entity, or any application is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of appointing such a Person;

(d)	the holder of a Lien takes possession of the whole or substantial part of the undertaking or property of the entity;

(e)	a writ of execution is issued against the entity or any of the entity’s assets;

(f)	the entity is unable, or admits in writing its inability or failure, to pay its debts generally as they become due;

(g)	the entity commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada);

(h)	the entity makes a general assignment for the benefit of creditors;

(i)	the entity proposes or takes any steps to implement a scheme or arrangement or other compromise with its creditors or any class of them, whether pursuant to the Companies’ Creditors Arrangement Act (Canada) or similar legislation in any jurisdiction or otherwise;

(j)	the entity is declared or taken under applicable Law to be insolvent, or the entity’s board of directors resolve that it is, or is likely to, become insolvent; or

(k)	an event that is the effective equivalent of an event described in paragraphs (a) to (j) above occurs in respect of the entity under the Laws applicable to it; and

in relation to a natural person, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy Laws, a certificate is issued for the summary administration of the person’s estate or an equivalent or similar event to any of the foregoing occurs in respect of the person under the Laws applicable to it.

“Insurance Policies” has the meaning ascribed thereto in Section 3.17(a).

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other rights in works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data and all other data, databases and database rights, (v) internet domain name registrations, (vi) rights of privacy and publicity, (vii) all other intellectual property or proprietary rights of any kind or description, including Software as defined herein, and accumulated or acquired data in any form, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (ix) all legal rights arising from clauses (i) through (vii) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intended Canadian Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Intended Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Intended U.S. Tax Treatment” has the meaning ascribed thereto in the Recitals.

“Interim Order” means the interim order of the Court contemplated by Section 2.02 and made pursuant to Section 192 of the Canadian Corporate Statute, in a form acceptable to each of the Company and the SPAC (each acting reasonably), providing for, among other things, the calling and holding of the Company Securityholders Meeting, if required, and the SPAC Shareholders Meeting, as the same may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is acceptable to each of SPAC and the Company, each acting reasonably.

“Intervening Event” has the meaning ascribed thereto in Section 6.01.

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations made thereunder.

“Key Company Securityholders” means the persons and entities listed on Schedule C.

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company, the actual knowledge of the Persons listed on Schedule A after reasonable inquiry of direct reports, and in the case of SPAC, the actual knowledge of the Persons listed on Schedule B after reasonable inquiry of direct reports.

“Law” means any federal, national, state, county, municipal, provincial, territorial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lease” has the meaning ascribed thereto in Section 3.12(b).

“Lease Documents” has the meaning ascribed thereto in Section 3.12(b).

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon.

“Lien” means any (i) lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), or (iii) any Contract granting or creating anything referred to in the foregoing clause (ii).

“Lock-Up Agreement” has the meaning ascribed thereto in the Recitals.

“made available” means (i) with respect to documents made available to the SPAC, that such documents were posted in the Virtual Data Room (and the Company will use reasonable best efforts to provide to Representatives of SPAC (a) via a downloadable link within two (2) days after the date hereof and (b) on a USB as promptly as reasonably practicable after the date hereof), and (ii) with respect to documents made available to the Company, that such documents were provided to one or more Persons listed on Schedule A hereto or to the Representatives of the Company or disclosed in the SPAC SEC Reports, in each case at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the date of this Agreement.

“Material Contracts” has the meaning ascribed thereto in Section 3.16(a).

“NewCo” has the meaning ascribed thereto in the Preamble.

“NewCo Board” has the meaning ascribed thereto in the Recitals.

“NewCo Closing Governing Documents” has the meaning ascribed thereto in the Recitals.

“NewCo Organizational Documents” means the incorporation and constitutional documents of NewCo.

“NewCo Shareholder Approval” means the affirmative vote or prior written consent of the sole shareholder of NewCo as at the date hereof.

“Non-U.S. Benefit Plan” has the meaning ascribed thereto in Section 3.10(a).

“Non-Party Affiliates” has the meaning ascribed thereto in Section 9.11.

“NSCA” means the Nuclear Safety and Control Act (Canada) and the regulations made thereunder, including the General Nuclear Safety and Control Regulations.

“NYSE” means the New York Stock Exchange.

“Occupational Health and Safety Laws” means all Laws relating in full or part to workplace safety, the protection of workers, or worker health and safety, including the NSCA, the Canada Labour Code and the regulations thereto, including the Canada Occupational Health and Safety Regulations and Work Place Harassment and Violence Prevention Regulations.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any similar license to Software that is considered “free” or “open source software”, or (iii) any Reciprocal License.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice.

“Outside Date” has the meaning ascribed thereto in Section 8.01(b).

“Parties” has the meaning ascribed thereto in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Security Consideration” means, with respect to each Company Share and Company Option issued and outstanding immediately prior to the Amalgamation Effective Time, the right to receive:

(i)	in the case of each Company Share, the number of SPAC Common Shares equal to the Exchange Ratio; and

(ii)	in the case of each Company Option, SPAC Exchange Options to acquire a number of SPAC Common Shares (rounded down to the nearest whole share) equal to (1) the number of Company Shares subject to the applicable Company Option multiplied by (2) the Exchange Ratio at the SPAC Exchange Option Exercise Price, upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law (including Sections 424(a) and 409A of the Code).

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary Liens), (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current use of the Leased Real Property, that are subject thereto, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are registered on title to the Leased Real Property and that do not and would not, individually or in the aggregate, prohibit or materially impair the current use, occupancy or marketability of the Leased Real Property, that are subject thereto, (vii) Liens identified in the Company Financial Statements or the SPAC Financial Statements, as applicable, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not and would not, individually or in the aggregate, materially impair the current use of the Leased Real Property, that are subject hereto.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or to the extent not already covered, an entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“Personal Information” means (i) information related to an identified or identifiable individual, device or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, (iii) any other, similar information or data regulated by privacy or data security Laws, and (iv) any information that is covered by PCI DSS.

“PIPE Financing” has the meaning ascribed thereto in the Recitals.

“PIPE Investors” has the meaning ascribed thereto in the Recitals.

“PIPE Warrants” has the meaning ascribed thereto in the Recitals.

“Plan of Arrangement” means the Plan of Arrangement in the form to be mutually agreed by the Parties prior to the Closing, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably.

“Plan of Arrangement Proposal” has the meaning ascribed thereto in Section 6.03.

“Plans” has the meaning ascribed thereto in Section 3.10(a).

“Post-Closing Officers and Directors” has the meaning ascribed thereto in the Recitals.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, protection or transfer of Personal Information or the security of Company’s Business Systems, including the following Laws and their implementing regulations: the Act Respecting the Protection of Personal Information in the Private Sector (Québec), the Personal Information Protection and Electronic Documents Act (Canada), HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the NSCA, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act together with all implementing regulations therein and including the California Privacy Rights Act of 2020 (CPRA), and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Authority under the foregoing instruments, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products, services or technologies, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of Company Group Member, or from which any Company Group Member has derived previously, is currently deriving or is contemplated to derive, revenue from the sale or provision thereof.

“PSPC” means Public Services and Procurement Canada.

“Public Official” means (a) any director, manager, officer, employee or representative of any Governmental Authority; (b) any director, manager, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any director, manager, officer, employee or representative of any public international organization; (d) any Person acting in an official capacity for or on behalf of any Governmental Authority; and (e) any political party, party official or candidate for political office.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means, prior to the SPAC Continuation, the redemption rights provided for in the SPAC Memorandum and Articles of Association, and after the SPAC Continuation and prior to the Amalgamation Effective Time, the equivalent redemption rights provided in the SPAC Closing Articles.

“Redemption Shares” has the meaning ascribed thereto in Section 2.07(c)(viii).

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Registration Rights Agreement” has the meaning ascribed thereto in the Recitals.

“Registration Statement / Proxy Statement” has the meaning ascribed thereto in Section 6.01(a).

“Representatives” has the meaning ascribed thereto in Section 6.04(a).

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions Laws (as of the date of this Agreement, certain regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means at any time any Person that is: (i) listed on any Sanctions-related list of designated or blocked Persons administered by a Governmental Authority to the extent that it has jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary (including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals List, Non-SDN Menu-Based Sanctions List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List, the Regulations under the Special Economic Measures Act (Canada), Justice for Victims of Corruption Foreign Officials Act (Canada), United Nations Act (Canada), and Freezing of Assets of Corrupt Foreign Officials Act (Canada), the Regulations Establishing a List of Entities under the Criminal Code (Canada), the Denied Persons, Entity, and Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security, the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls, any list of sanctioned persons administered and maintained by the U.S. Department of State relating to non-proliferation, terrorism, Cuba, Iran, or Russia and the EU Consolidated Financial Sanctions List), (ii) the government of, located in, resident in, or organized under the laws of a Sanctioned Country, (iii) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019, or (iv) 50% or more owned or controlled, whether directly or indirectly, by a Person or Persons described in clauses (i) through (iii).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States of America (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (ii) Canada, (iii) the European Union and enforced by its member states, (iv) the United Nations, or (v) Her Majesty’s Treasury.

“SEC” has the meaning ascribed thereto in Section 2.02.

“Software” means all computer software in any format, including object code, byte code, source code, firmware, algorithms, applications and programs, scripts, models, APIs, user interfaces, and databases, and related or associated system and user documentation, whether or not patentable or copyrightable.

“SPAC” has the meaning ascribed thereto in the preamble to this Agreement.

“SPAC 5% Shareholder” has the meaning ascribed thereto in Section 6.15(c).

“SPAC Affiliate Agreement” has the meaning ascribed thereto in Section 4.14.

“SPAC Board” has the meaning ascribed thereto in the Recitals.

“SPAC Board Recommendation” has the meaning ascribed thereto in Section 6.03.

“SPAC Class A Common Shares” means, following the SPAC Continuation, SPAC’s Class A common shares.

“SPAC Class A Ordinary Shares” means, prior to the SPAC Continuation, SPAC’s Class A ordinary shares.

“SPAC Class B Common Shares” means, following the SPAC Continuation, SPAC’s Class B common shares.

“SPAC Class B Conversion” has the meaning ascribed thereto in the Recitals.

“SPAC Class B Ordinary Shares” means, prior to the SPAC Continuation, SPAC’s Class B ordinary shares.

“SPAC Closing Articles” has the meaning ascribed thereto in the Recitals.

“SPAC Common Shares” means, following the Amalgamation, Common shares in the capital of SPAC.

“SPAC Continuation” has the meaning ascribed thereto in the Recitals.

“SPAC Disclosure Schedule” means the SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Equity Incentive Plan” has the meaning ascribed thereto in Section 6.06.

“SPAC Exchange Option Exercise Price” has the meaning ascribed thereto in the Recitals.

“SPAC Exchange Options” has the meaning ascribed thereto in the Recitals.

“SPAC Financial Statements” means all of the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) of SPAC included in the SPAC SEC Reports.

“SPAC Indemnified Persons” has the meaning ascribed thereto in Section 6.07(a).

“SPAC Information” has the meaning ascribed thereto in Section 2.04(e).

“SPAC Insiders” means each insider and any other Person who may be a director, officer and/or member of the management team of SPAC.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, prospects, assets, liabilities or results of operations of SPAC and NewCo taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the timely performance by SPAC or NewCo of its respective obligations under this Agreement and the Ancillary Agreements or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change in or change in the interpretation of any Law or GAAP applicable to SPAC or NewCo; (b) Effects generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events; (e) any actions taken or not taken by the SPAC or NewCo as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a SPAC Material Adverse Effect; (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Company has requested in writing or to which it has consented in writing or which actions are contemplated by this Agreement; or (i) any event, circumstance, change or effect arising from or related to the exercise of Redemption Rights, except in the cases of clauses (a) through (d), to the extent that SPAC is materially disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Memorandum and Articles of Association” means the SPAC’s amended and restated Memorandum and Articles of Association effective October 30, 2025, as may be amended from time to time in accordance with the terms of this Agreement.

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including (i) prior to the SPAC Continuation, the SPAC Memorandum and Articles of Association and the Trust Agreement, and (ii) after the SPAC Continuation, the SPAC Closing Articles and the Trust Agreement).

“SPAC Redemption” has the meaning ascribed thereto in Section 2.07(c)(viii).

“SPAC SEC Reports” has the meaning ascribed thereto in Section 4.08(a).

“SPAC Shareholder Approval” means with respect to the approval of the SPAC Continuation (including the SPAC Closing Articles), the Business Combination Proposal and the Plan of Arrangement Proposal, the approval by not less than two-thirds (66⅔%) of the votes cast by the SPAC Shareholders, voting as a single class, present in person or represented by proxy at the SPAC Shareholders Meeting, in accordance with the SPAC Organizational Documents of and applicable Laws.

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any valid exercise by holders of SPAC Class A Common Shares of the Redemption Rights that has not been validly revoked.

“SPAC Shareholders” means collectively, the holders of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Shareholders Meeting” has the meaning ascribed thereto in Section 6.03.

“SPAC Tail Policy” has the meaning ascribed thereto in Section 6.07(c).

“SPAC Units” means the units issued by SPAC consisting of one SPAC Class A Ordinary Share and one-third of a SPAC Warrant.

“SPAC Warrant Agreements” means, collectively, (i) that certain Public Warrant Agreement dated October 30, 2025, by and between SPAC and Continental Stock Transfer & Trust Company and (ii) that certain Private Warrant Agreement dated October 30, 2025, by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrant Conversion” has the meaning ascribed thereto in the Recitals.

“SPAC Warrants” means the whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreements, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“Sponsor” means Viking Acquisition Sponsor I, LLC, a Delaware limited liability company.

“Sponsor Letter” has the meaning ascribed thereto in the Recitals.

“Statutory Plans” means any statutory plans with which the Company Group Members are required to comply, including the Canada Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and employment insurance legislation.

“Subscription Agreements” has the meaning ascribed thereto in the Recitals.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company Group Members.

“Support Agreement” has the meaning ascribed thereto in the Recitals.

“Tax” or “Taxes” means any and all taxes, duties, levies, assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, health, unemployment, social security, workers’ compensation, employment insurance premiums, Canada Pension Plan, Québec Pension Plan or other similar contributions, withholding, occupancy, license, severance, goods and services, excise, alternative or add-on minimum, occupation, anti-dumping, countervailing, environment, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Incentive” has the meaning ascribed thereto in Section 3.14(q).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition, administration and/or collection of such Tax or enforcement of any Law in relation to Tax.

“Terminating Company Breach” has the meaning ascribed thereto in Section 8.01(f).

“Terminating SPAC Breach” has the meaning ascribed thereto in Section 8.01(g).

“Trading Day” means any day on which SPAC Common Shares are actually traded on the principal securities exchange or securities market on which the SPAC Common Shares are then traded.

“Transaction Proposals” has the meaning ascribed thereto in Section 6.03.

“Transaction Value” means $300,000,000.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the SPAC Continuation, the Amalgamation, the PIPE Financing, the SPAC Redemption, the Plan of Arrangement, and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transferred Information” means any Personal Information disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) in anticipation of, as a result of, or in conjunction with the Transactions.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” has the meaning ascribed thereto in Section 4.05.

“Trust Agreement” has the meaning ascribed thereto in Section 4.05.

“Trustee” has the meaning ascribed thereto in Section 4.05.

“Updated Financial Statements” has the meaning ascribed thereto in Section 6.16.

“Virtual Data Room” means the virtual data room established by the Company and hosted by Microsoft 365, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

1.02	Construction

(a)	Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law. All references to “$” or dollars refer to United States dollars.

(b)	The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c)	Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)	All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)	Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

Article 2
THE ARRANGEMENT; THE TRANSACTIONS; CLOSING

2.01	The Arrangement

Upon the terms and subject to the conditions set forth in Article 7, following the SPAC Continuation, the Company, SPAC and NewCo shall proceed to effect the Arrangement under Section 192 of the Canadian Corporate Statute beginning at the Arrangement Effective Time on the terms contained in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. From and after the Arrangement Effective Time, the Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

2.02	The Interim Order

No event later than five (5) Business Days after the date that the Registration Statement / Proxy Statement is declared effective by the United States Securities and Exchange Commission (the “SEC”), the Company shall apply in a manner reasonably acceptable to SPAC pursuant to Section 192 of the Canadian Corporate Statute and, in cooperation with SPAC, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Company Securityholders Meeting and for the manner in which such notice is to be provided, such notice to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement will be adjudged;

(b)	that the required level of approval for the Arrangement Resolution (the “Company Required Approval”) shall be the approval of:

(i)	75% of the outstanding Company Class A Common Shares and Company Class B Common Shares, voting together as a single class;

(ii)	70% of the outstanding Company Class A Common Shares, voting as a separate class;

(iii)	70% of the outstanding Company Class B Common Shares, voting as a separate class;

(iv)	75% of the outstanding Company Class A Preferred Shares, voting as a separate class;

(v)	75% of the outstanding Company Class B Preferred Shares, voting as a separate class;

(vi)	75% of the outstanding Company Class B-1 Preferred Shares, voting as a separate class; and

(vii)	each holder of the outstanding Company Convertible Debentures and the Company Shareholder Loans;

(c)	confirmation of the record date for the purposes of determining the Company Securityholders entitled to notice of and to vote at the Company Securityholders Meeting and that the record date for the Company Securityholders entitled to notice of and to vote at the Company Securityholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Securityholders Meeting, unless required by Law or with the written consent of SPAC;

(d)	that, subject to the Interim Order, in all other respects, the terms, restrictions and conditions of the Company Articles, including quorum requirements and all other matters (as applicable), shall apply in respect of the Company Securityholders Meeting;

(e)	that the Company Securityholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(f)	that the Company Securityholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Securityholders may join virtually;

(g)	that proxies in respect of the Arrangement Resolution may be delivered to the Company up to the deadline specified in the Company Information Circular, as may be waived in the Company’s discretion;

(h)	for the grant of the Company Dissent Rights as contemplated in the Plan of Arrangement;

(i)	for the class of Persons to whom notice is to be provided in respect of the SPAC Shareholders Meeting and for the manner in which such notice is to be provided, such notice to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement will be adjudged;

(j)	that the required level of approval for the Plan of Arrangement Proposal shall be the SPAC Shareholder Approval;

(k)	confirmation of the record date for the purposes of determining the SPAC Shareholders entitled to notice of and to vote at the SPAC Shareholders Meeting and that the record date for the SPAC Shareholders entitled to notice of and to vote at the SPAC Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the SPAC Shareholders Meeting, unless required by Law or with the written consent of the Company;

(l)	that, in all other respects, the terms, restrictions and conditions of the SPAC Organizational Documents, including quorum requirements and all other matters, shall apply in respect of the SPAC Shareholders Meeting;

(m)	that the SPAC Shareholders Meeting may be adjourned or postponed from time to time by SPAC in accordance with the terms of this Agreement or as otherwise agreed by the Company and SPAC, acting reasonably, without the need for additional approval of the Court;

(n)	that the SPAC Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all SPAC Shareholders may join virtually;

(o)	that proxies in respect of the SPAC Shareholder Approval may be delivered to the SPAC up to the deadline specified in the information circular delivered by SPAC to the SPAC Shareholders, as may be waived in the Company’s discretion;

(p)	for the notice, service and standing requirements with respect to the presentation of the application to the Court for the Final Order; and

(q)	for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

2.03	The Company Securityholders Meeting

(a)	Subject to the terms of this Agreement, the Interim Order and the provision of the Company Information Circular, the Company shall convene and conduct the Company Securityholders Meeting in accordance with the Company Articles, applicable Laws and the Interim Order as soon as reasonably practicable (but acknowledging that the Company may apply to the Court for an Interim Order as late as five (5) Business Days after the date that the Registration Statement / Proxy Statement is declared effective by the SEC), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Securityholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Securityholders Meeting and the date of the Company Securityholders Meeting, give notice to SPAC of the Company Securityholders Meeting and allow SPAC’s Representatives to attend the Company Securityholders Meeting. The Company shall use its reasonable best efforts to obtain approval of the Arrangement Resolution as required by the Interim Order, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by Company Securityholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure approval of the Arrangement Resolution as required by the Interim Orde.

(b)	The Company shall provide SPAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Securityholder in opposition to the Arrangement, (iii) any written notice of dissent or purported exercise by any Company Securityholder of Company Dissent Rights received by the Company, and (iv) a reasonable opportunity to review and comment on all communications sent to Company Securityholders in connection with the Company Securityholders Meeting.

(c)	Unless required by Law, the Company shall not make any payment or settlement offer, or agree to any payment or settlement, prior to the Closing Date with respect to any claims regarding the Arrangement or Company Dissent Rights without the prior written consent of SPAC, which consent will not be unreasonably withheld, conditioned or delayed.

(d)	The Company shall not change the record date for the Company Securityholders entitled to vote at the Company Securityholders Meeting in connection with any adjournment or postponement of the Company Securityholders Meeting unless required by Law.

(e)	Notwithstanding anything to the contrary in this Agreement, if so permitted by the Interim Order and applicable Law the Parties agree that the Company may satisfy its obligations under Section 2.03 and Section 2.04 and any other similar obligations under this Agreement, by obtaining written approval of the Arrangement Resolution from such holders of Company Securities as required by the Interim Order (the “Company Securityholder Written Approval”) in lieu of calling and holding the Company Securityholders Meeting and mailing the Company Information Circular. In the event that, at the Court proceedings relating to the Interim Order, Court agrees that the Company Securityholder Written Approval has been obtained in satisfaction of the applicable requirements to obtain approval of the Company Securityholders for the Arrangement, then, notwithstanding anything to the contrary in Section 2.02, the Interim Order shall not be required to contain any provisions related to the Company Securityholders Meeting.

2.04	Company Information Circular

(a)	The Company shall promptly prepare and complete, in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Securityholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Securityholder and other Person as required by the Interim Order and applicable Law.

(b)	The Company shall ensure that the Company Information Circular (i) complies with the Company Articles, the Interim Order and applicable Law, (ii) does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, except with respect to SPAC Information included in the Company Information Circular, which SPAC shall ensure does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, (iii) provides the Company Securityholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Securityholders Meeting, and (iv) states any material interest of each director and officer, whether as director, officer, shareholder or creditor of the Company, as and to the extent required by applicable Law.

(c)	The Company shall ensure that the Company Information Circular includes a statement that the Company Board has unanimously (i) determined that the Plan of Arrangement and the Transactions are in the best interests of the Company and (ii) recommended that the Company Securityholders vote in favor of the Arrangement Resolution.

(d)	The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that each of the Key Company Securityholders has entered into the Support Agreement pursuant to which, among other things, the Key Company Securityholders (i) will not transfer their Company Securities (other than certain permitted transfers), (ii) will vote their Company Securities in favor of the Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions and (iii) will not exercise, and will waive, the Company Dissent Rights to the maximum extent permitted by Law.

(e)	SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”). The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Securityholders.

(f)	Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular contains an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Securityholders as required by the Court or applicable Law.

2.05	The Final Order

The Company shall, in consultation with SPAC, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the Canadian Corporate Statute, as soon as reasonably practicable, but in any event not later than the later of: (a) three (3) Business Days after the date on which the Arrangement Resolution is passed at the Company Securityholders Meeting as provided for in the Interim Order or the Company Securityholders Written Approval as permitted by the Interim Order; and (b) three (3) Business Days after the receipt of the SPAC Shareholder Approval.

2.06	Court Proceedings

(a)	In connection with all Court proceedings relating to obtaining the Interim Order or the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide SPAC and SPAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and consider in good faith any reasonable comments of SPAC and its legal counsel; (iii) provide SPAC copies of any response to petition, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that SPAC is not required to agree or consent to any increase or variation in the form of the Per Security Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any Person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b)	Subject to the terms of this Agreement, SPAC will cooperate with, and assist, the Company in seeking the Interim Order and the Final Order, including by providing the Company, on a timely basis, any information reasonably required or requested to be supplied by SPAC in connection therewith.

2.07	Transactions

(a)	As promptly as practicable, but in no event later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), a closing of the Transactions (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article 7. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b)	Not later than one Business Day prior to the Closing Date, SPAC shall complete the SPAC Continuation upon the terms and subject to the conditions set forth in this Agreement.

(c)	On the Closing Date in accordance with the terms of this Agreement and, as applicable, the Plan of Arrangement:

(i)	the PIPE Financing shall be consummated pursuant to the Subscription Agreements;

(ii)	the SPAC Class B Conversion shall occur;

(iii)	the SPAC Warrant Conversion shall occur;

(iv)	the Company Recapitalization shall occur;

(v)	NewCo and the Company will consummate the Amalgamation and form the Amalgamated Company (the occurrence of such event, being the “Amalgamation Effective Time”), except that the legal existence of NewCo will not cease and NewCo will survive the Amalgamation as the Amalgamated Company, and the Amalgamated Company will adopt the NewCo Closing Governing Documents and the directors and officers of the Amalgamated Company shall be those individuals nominated by the Company prior to the Closing;

(vi)	SPAC shall adopt the SPAC Closing Articles;

(vii)	SPAC shall assume the Company Equity Incentive Plan and (A) all shares of Company Class A Common Stock reserved for issuance pursuant to the Company Equity Incentive Plan shall be cancelled and (B) no further grants shall be made pursuant to the Company Equity Incentive Plan following the Amalgamation Effective Time;

(viii)	pursuant to the SPAC Closing Articles and in accordance with the Plan of Arrangement, each SPAC Class A Common Share issued and outstanding immediately prior to the Amalgamation Effective Time with respect to which a holder of SPAC Class A Common Shares has validly exercised its Redemption Rights (the “Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from SPAC, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights and as promptly as practical after the Amalgamation Effective Time, SPAC shall make such cash payments in respect of each such Redemption Share (the “SPAC Redemption”);

(ix)	each then issued and outstanding Company Share (other than Company Shares in respect of which Company Dissent Rights have been duly exercised) shall be exchanged for that number of SPAC Common Shares equal to the Exchange Ratio;

(x)	each then issued and outstanding Company Option shall be exchanged for an option to acquire the SPAC Exchange Options, each at a per share exercise price (rounded up to the nearest cent) equal to the SPAC Exchange Option Exercise Price, in each case, in accordance with the provisions of applicable Law (including Sections 424(a) and Section 409A of the Code and subsection 7(1.4) of the Canadian Tax Act);

(xi)	each then issued and outstanding PIPE Warrant (as defined below) shall be exchanged for a warrant to acquire one SPAC Class A Ordinary Share, at a per share exercise price equal to the per share exercise price for the SPAC Warrants; and

(xii)	SPAC shall be renamed to a name selected by the Company.

(d)	At the Closing:

(i)	SPAC and each holder of SPAC Common Shares issued pursuant to the Amalgamation shall become bound by the Lock-Up Agreement; and

(ii)	the officers and directors of SPAC, including without limitation its executive team, immediately prior to the Amalgamation will resign and be replaced by the Post-Closing Officers and Directors.

(e)	The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement in the form to be mutually agreed by the Parties prior to the Closing, and the Articles of Arrangement shall otherwise be in a form and content satisfactory to the Company and the SPAC, each acting reasonably. On the Closing Date, the Company shall file the Articles of Arrangement with the Director (as defined in the Canadian Corporate Statute).

(f)	On or as soon as practicable after the Closing Date, the SPAC Common Shares shall trade on NYSE.

2.08	Allocation Schedule

(a)	At least two (2) Business Days prior to the Closing, the Company shall deliver to SPAC a schedule setting forth with respect to each holder of Company Outstanding Shares (the “Allocation Schedule”): (i) the name and address of record of such holder; (ii) whether such holder is a current or former employee of the Company or any of its Affiliates; and (iii) the total number of Company Outstanding Shares held by such holder as of immediately prior to the Amalgamation Effective Time (including the total number of Company Outstanding Shares subject to Company Options as of immediately prior to the Amalgamation Effective Time). SPAC shall be entitled to rely fully on the Allocation Schedule for purposes of this Agreement and the Plan of Arrangement and all payments required to be made hereunder and thereunder, and neither SPAC nor any of its Affiliates shall, absent manifest error of which such Party was actually aware, have any liability to any Person for any payment made in accordance with the Allocation Schedule or any other payment made to the Exchange Agent for the benefit of the holders of Company Outstanding Shares pursuant to this Article 2 and the Plan of Arrangement based on the Allocation Schedule (including with respect to any claim that the Allocation Schedule or such other written instruction is incomplete or inaccurate).

(b)	SPAC may elect to appoint an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with such Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Securities and any Company Securities held in book-entry form on the share transfer books of the Company immediately prior to the Closing, for the applicable consideration set forth herein and in the Plan of Arrangement.

(c)	To the extent SPAC elects to appoint an Exchange Agent: (i) the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a letter of transmittal to the Company Securityholders to be used for the purpose of surrendering the Company Certificates and any other such Equity Interests in book-entry form for the applicable consideration hereunder; and (ii) SPAC shall deposit, or cause to be deposited, on the Closing Date for the benefit of such Persons and for exchange in accordance with this Section 2.08(c) through the Exchange Agent, evidence of SPAC Common Shares in book-entry form representing the portion of the consideration issuable hereunder and pursuant to the Plan of Arrangement to such holders.

2.09	Withholding

Notwithstanding anything in this Agreement to the contrary, each of the Parties, their Affiliates, the Exchange Agent, and any other applicable withholding agent (each a “Withholding Agent”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement or the Plan of Arrangement such amounts as it is required to deduct and withhold with respect to such consideration, issuance or transfer under the Code, Canadian Tax Act, or other provision of U.S. state, local or non-U.S. Tax Law; provided that, except with respect to withholding or deductions on any amounts treated as compensation for services and any backup withholding, if the applicable Withholding Agent determines that any payment, issuance or transfer to any owners of the Company or SPAC hereunder is subject to any such deduction and/or withholding, then such Withholding Agent shall use reasonable best efforts to (i) provide notice to the applicable recipient as soon as reasonably practicable after such determination and (ii) upon the applicable recipient’s reasonable request, cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. The Parties agree to provide any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, including any forms or information for Canadian or other non-U.S. applicable Law purposes as a Withholding Agent reasonably determines and requests. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the Person in respect of which such deduction and withholding was made.

2.10	Earnout Shares

(a)	Following the Closing, SPAC shall, subject to achievement of the target set forth in Section 2.10(a)(i) (the “2027 Earnout Target”) or the targets set forth in Section 2.10(a)(ii) below (the “2028 Earnout Targets” and, together with the 2027 Earnout Target, the “Earnout Targets”), issue up to 10,000,000 SPAC Common Shares (collectively, the “Earnout Shares”) to the Persons designated as recipients of Earnout Shares (each of whom shall be required to acknowledge that their receipt of Earnout Shares is voluntary to receive Earnout Shares), and in the proportions established, by a committee comprised of the individuals set forth on Schedule 2.10(a) of the Company Disclosure Schedule (such Persons, the “Earnout Recipients”; provided, that Sponsor shall be an Earnout Recipient entitled to 10% of any Earnout Shares issuable hereunder, subject to the terms and conditions of the Sponsor Letter), as follows:

(i)	if the greatest Revenue Run Rate with respect to each of the three (3)-month periods ending on (A) March 31, 2027, (B) June 30, 2027, (C) September 30, 2027 and (D) December 31, 2027 (collectively, the “2027 Measurement Periods”) is equal to or greater than $50,000,000, then SPAC shall issue 5,000,000 Earnout Shares to the Earnout Recipients; provided, however, that if the 2027 Target is not achieved as set forth in the preceding sentence, but any of the 2028 Earnout Targets is subsequently achieved pursuant to Section 2.10(a)(ii) below, then the 2027 Earnout Target shall be deemed achieved in full concurrently with the achievement of such 2028 Earnout Target; and

(ii)	if the sum of (x) the greatest Revenue Run Rate with the SEC with respect to each of the three (3)-month periods ending on (A) March 31, 2028, (B) June 30, 2028, (C) September 30, 2028, (D) December 31, 2028 and (E) March 31, 2029 (collectively, the “2028 Measurement Periods” and, together with the 2027 Measurement Periods, the “Measurement Periods”) plus (y) the amount by which the greatest Revenue Run Rate for the 2027 Measurement Periods exceeds $50,000,000:

(A)	is equal to or greater than $100,000,000, then SPAC shall issue 5,000,000 Earnout Shares to the Earnout Recipients;

(B)	is equal to or greater than $90,000,000 but less than $100,000,000, then SPAC shall issue 3,750,000 Earnout Shares to the Earnout Recipients;

(C)	is equal to or greater than $80,000,000 but less than $90,000,000, then SPAC shall issue 2,500,000 Earnout Shares to the Earnout Recipients; or

(D)	is equal to or greater than $70,000,000 but less than $80,000,000, then SPAC shall issue 1,250,000 Earnout Shares to the Earnout Recipients.

(b)	In the event that there are delays in any of the Planned Launches (as defined in the Section 2.10(b) of the Company Disclosure Schedule) that are not caused by any action or inaction of a Company Group Member (including, but not limited to, delays caused by (i) actions or inactions of the Key Company Counterparties (as defined in the Section 2.10(b) of the Company Disclosure Schedule) and/or their respective suppliers or (ii) Force Majeure) which Planned Launches were scheduled to occur during a Measurement Period, then such Measurement Period shall be automatically extended (in 90-day increments) by at least the duration of such delay, and the other dates and time periods in this Section 2.10 shall, mutatis mutandis, be extended for equal periods.

(c)	If, at any time prior to the filing with the SEC of SPAC’s Form 6-K with respect to the three (3)-month period ending on March 31, 2029 (and, if applicable, the issuance of Earnout Shares in connection therewith pursuant to Section 2.10(a)), there occurs any transaction resulting in a Change of Control, then any Earnout Shares not issued at such time shall be issued to the Earnout Recipients as of immediately prior to such Change of Control.

(d)	For purposes of this Section 2.10, (i) “Revenue Run Rate” means (i) Service Revenue (considered on an annualized basis by multiplying the total Service Revenue recorded in any quarter by four (4)) plus (ii) R&D Funding (considered on an annualized basis such that (x) any R&D Funding received from any source that occurs once per year is divided by four (4) to allocate ratably over the course of four calendar quarters and (y) any R&D Funding received from any source that occurs in two or more distinct quarters is added together and then divided by four (4) to allocate ratably over the course of four calendar quarters) as reported as a deduction to Program and Technical Management Expense; in each case as reported in the Company’s annual or interim financial statements for the applicable period (as filed with the SEC on Form 20-F or 6-K, as applicable); (ii) “Change of Control” means the occurrence of any of the following (or any series of the following) with respect to SPAC or the Amalgamated Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of SPAC or the Amalgamated Company of more than fifty percent (50%) of the voting stock of such SPAC or the Amalgamated Company; (ii) a merger or consolidation in which SPAC or the Amalgamated Company is a party, in any case with the result that the ultimate beneficial owners of such SPAC or the Amalgamated Company outstanding securities immediately prior to such transaction do not beneficially own securities representing more than fifty percent (50%) of such entity or the surviving company’s voting power after the consummation of such transaction; (iii) the sale, exchange, or transfer of all or substantially all of the assets of SPAC or the Amalgamated Company, except where such sale, exchange or transfer is to SPAC or a wholly-owned subsidiary of SPAC; or (iv) a liquidation or dissolution of SPAC or the Amalgamated Company; or (v) any other event wherein ownership of shares of SPAC or the Amalgamated Company of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of such SPAC or the Amalgamated Company were transferred; and (iii) “Force Majeure” means any act, event or circumstance that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence and observance of a reasonable standard of conduct by SPAC or the Amalgamated Company (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, act of God, earthquakes, fires, floods, sabotage, epidemics, pandemics, riots, interruptions loss or malfunction of utilities, computer (hardware or software) or communications service, accidents, acts of war, civil or military unrest, labor disputes, acts of civil or military authority or governmental actions, local or national disturbance or disaster, or act of terrorism).

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company hereby represents and warrants to each of SPAC and NewCo as follows:

3.01	Organization and Qualification; Subsidiaries

(a)	The Company is a company duly incorporated, amalgamated or organized, validly existing and in good standing under the Canadian Corporate Statute and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually, or in the aggregate, be expected to have a Company Material Adverse Effect.

(b)	Each Company Subsidiary is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

3.02	Organizational Documents

(a)	The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the Company Articles and the Company’s bylaws. Such organizational documents are in full force and effect. The Company is not in material violation of any of its organizational documents. The Company has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)	The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of each Company Subsidiary. Such certificates of incorporation, bylaws, articles of association or equivalent organizational documents are in full force and effect. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. Each Company Subsidiary has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.03	Capitalization

(a)	A true and complete list of all the Equity Interests (including Company Securities, Company Warrants and Company Options) issued or outstanding in the Company as of the date of this Agreement and the identity of the Persons that are the holders thereof is set forth in Section 3.03(a) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in the Company as of the date of this Agreement except as set forth thereon. With respect to each Company Option, Section 3.03(a) of the Company Disclosure Schedule also lists (i) the date of grant and name of holder, (ii) any applicable exercise (or similar) price, (iii) any applicable expiration (or similar) date, (iv) whether each Company Option is vested or unvested together with any applicable vesting schedule (including acceleration provisions), (v) whether or not the holder is an employee of the Company, and (vi) the number and series of Company Class A Common Shares issuable upon exercise. With respect to each Company Warrant, Section 3.03(a) of the Company Disclosure Schedule also lists (i) any applicable exercise (or similar) price, (ii) any applicable expiration (or similar) date, and (iii) the number and series of Company Class A Common Shares issuable upon exercise of each Company Warrant. All such Equity Interests (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws, the Company Shareholders’ Agreement, the Company Articles and the Company’s bylaws, and (iii) were issued and granted or allotted in compliance in all material respects with applicable securities Laws, the Company Equity Incentive Plan, the forms of agreement used thereunder, and other applicable Law and all pre-emptive rights and other requirements set forth in applicable Contracts to which the Company is a Party, the Company Articles and the Company’s bylaws. No Company Option granted to a United States of America taxpayer is subject to Section 409A of the Code (a “U.S. Option”), and each such U.S. Option (A) has been granted with an exercise price that is no less than the fair market value of the underlying Company Class A Common Shares on the date of grant, as determined in accordance with Section 409A of the Code if applicable and (B) that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(b)	A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. None of the Company and the Company Subsidiaries directly or indirectly owns, or has ever owned, any Equity Interest in any other corporation, trust, partnership, incorporated or unincorporated joint venture or business association, unincorporated association, consortium or other entity or fund. All of the outstanding Equity Interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all pre-emptive rights and other requirements set forth in applicable Contracts to which any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. No Company Group Member is a trustee of any trust.

(c)	Except as set forth in Section 3.03(a) or Section 3.03(c) of the Company Disclosure Schedule, and except for this Agreement, the Plan of Arrangement and the Subscription Agreements, (i) there are no options, warrants, pre-emptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of or provide economic benefits based on, directly or indirectly, the value or price of any Equity Interests in the Company or any Company Subsidiary. Except for the Company Shareholders’ Agreement and the Intercreditor Agreement, there are no voting trusts, voting agreements, proxies, shareholders agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Securities or any other Equity Interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Securities or any of the Equity Interests or other securities of the Company.

(d)	There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary. No Company Group Member has (i) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest, (ii) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (iii) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (i) and (ii).

(e)	Section 3.03(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of each Company Group Member as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

3.04	Authority Relative to this Agreement

The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining approval of the Arrangement Resolution as required by the Interim Order or the Company Securityholders Written Approval as permitted by the Interim Order, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than obtaining approval of the Arrangement Resolution as required by the Interim Order or the Company Securityholders Written Approval as permitted by the Interim Order). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and NewCo, constitutes a legal, valid and binding obligation of the Company against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Enforceability Exceptions”).

3.05	No Conflict; Required Filings and Consents

(a)	The execution and delivery of this Agreement by the Company, and the performance of the Transactions by the Company, does not and, subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(b), will not (i) conflict with or violate the organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset or property of the Company or any Company Subsidiary is bound or affected, except with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)	The execution and delivery of this Agreement by the Company does not, and the performance of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. or non-U.S.: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal) (a “Governmental Authority”), except (A) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), Canadian securities Laws and applicable Antitrust Laws, (B) the filing of any documents required by the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement, (C) as set forth in Section 3.05(b) of the Company Disclosure Schedule, and (D) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a “TID U.S. Business” as that term is defined in 31 CFR § 800.248. Additionally, neither the Company nor any Company Subsidiary is a U.S. Business as that term is defined in 31 CFR § 800.252.

3.06	Permits; Compliance

Each of the Company and the Company Subsidiaries is and since January 1, 2023 has been in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to be material to the Company. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2023, in conflict with or in default, breach or violation of (a) any Law, including Ex-Im Laws, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except in each case for any such conflicts, defaults, breaches or violations that would not reasonably be expected to be material to the Company.

3.07	Company Financial Statements

(a)	The Company has made available to SPAC true and complete copies of the unaudited consolidated financial statements of the Company as of December 31, 2024 and December 31, 2025, and the related notes thereto (the “Company Financial Statements”), which are set forth as Section 3.07(a) of the Company Disclosure Schedule. The Company Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b)	Except as and to the extent reflected or reserved for in the Company Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the Ordinary Course since December 31, 2025 (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (iii) arising under this Agreement and/or the performance by the Company of its obligations hereunder, or (iv) such other liabilities and obligations which are not material to the Company.

(c)	Since January 1, 2023, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary in its capacity as such, has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

3.08	Absence of Certain Changes or Events

Since December 31, 2025 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement or any of the Ancillary Agreements, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, (ii) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than in the Ordinary Course, and (iii) there has not been a Company Material Adverse Effect.

3.09	Absence of Litigation

Except as set forth in Section 3.09 of the Company Disclosure Schedule, to the knowledge of the Company, there is no material litigation, suit, claim, charge, complaint, grievance, action, proceeding, arbitration, audit or investigation by or before any Governmental Authority (an “Action”) pending or threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

3.10	Employee Benefit Plans

(a)	Section 3.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, sponsored, contributed to or required to be contributed to each Company Group Member for the benefit of any current or former employee, officer, director and/or consultant of each Company Group Member, or under which each Company Group Member has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”). The Company has separately identified in Section 3.10(a) of the Company Disclosure Schedules each Plan that is maintained, sponsored, or contributed to, or required to be contributed to, by each Company Group Member primarily for the benefit of current or former employees outside of the United States of America (a “Non-U.S. Benefit Plan”).

(b)	With respect to each Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding or administrative or investment services agreement and all amendments thereto, (ii) copies of the most recent summary plan description or plan booklet and any summaries of material modifications, (iii) a copy of the three (3) most recent annual reports or annual information returns (as applicable) and accompanying schedules filed with the relevant Governmental Authority, (iv) copies of the most recently received determination, opinion or advisory letter from the relevant Governmental Authority regarding the tax qualified or registered status of each such Plan (or, if not yet received, a draft of the application provided to the relevant Governmental Authority for such Plan), (v) a copy of the most recent financial or asset statement or statement of premium cost for such Plan, (vi) a copy of the most recent actuarial report, (vii) the nondiscrimination and compliance testing results for the three (3) most recent plan years, and (viii) any material non-routine correspondence to or from any Governmental Authority with respect to any Plan within the past three (3) years. No Company Group Member has made any express commitment to create any new Plan or to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law. Subject to the requirements of applicable Laws, no provision of any Plan or of any Contract, and no act or omission of the Company or any Company Subsidiary, limits, impairs, modifies or otherwise affects the right of the Company or the Company Subsidiaries to unilaterally amend or terminate any Plan.

(c)	None of the Plans is or was within the past six (6) years, nor does any Company Group Member or any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (including within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (including within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code. None of the Non-U.S. Benefit Plans is or was within the past three (3) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation under, (i) a “registered pension plan” as defined in subsection 248(1) of the Canadian Tax Act, (ii) a “deferred profit sharing plan”, a plan providing a “retirement compensation arrangement” as defined as subsection 248(1) of the Canadian Tax Act, except to the extent that one-time lump-sum retiring allowances have been negotiated with individual employees in connection with the termination of their employment, (iii) a multi-employer pension plan within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada, or (iv) any Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Canadian Tax Act.

(d)	No Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay any bonus, separation, severance, redundancy, termination, change in control, retention, or similar benefits to any Person directly as a result of the Transactions, nor will any Transaction accelerate the funding of or the time of payment or vesting, or increase the amount, of any equity award, benefit or other compensation due from each Company Group Member to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by each Company Group Member being classified as an “excess parachute payment” under Section 280G of the Code. No Company Group Member has any obligation to gross-up, make-whole or otherwise compensate an individual for any taxes that could be incurred under Section 280G, Section 4999, Section 409A or Section 105(h) of the Code.

(e)	None of the Plans provides, nor does any Company Group Member have or reasonably expect to have any obligation to provide, retiree life or medical insurance to any current or former employee, officer, director or consultant of each Company Group Member or their respective beneficiaries or dependents after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state or national law.

(f)	Each Plan is and has been within the past three (3) years maintained, administered, funded, communicated and invested (where applicable) in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. Each Company Group Member has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. Except for any such Actions that would not have or would not reasonably be expected to result in a material liability to any Company Group Member, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. No fact or circumstance exists that could adversely affect the Tax preferred status of any Plan, and no Taxes, penalties or fees are owing or exigible under any Plan.

(g)	All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the Company Financial Statements, except as would not result in material liability to any Company Group Member. Neither the Company nor any Company Subsidiary has any actual or potential unfunded liabilities with respect to any of the Plans and no accumulated funding deficiencies exist in any Plan. All Non-U.S. Benefit Plans that are required or intended to be funded and/or book-reserved are so funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(h)	All employee data necessary to administer each Plan in accordance with its terms and conditions and applicable Laws is in possession of the Company or the Company Subsidiaries, and all such data is complete and correct in all material respects and is in a form that is sufficient for the proper administration of each Plan.

(i)	Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Company Group Members has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code, and no circumstance exists or event has occurred that could reasonably be expected to result in the imposition of any such penalty or Tax.

3.11	Labor and Employment Matters

(a)	As of the Closing and during all times during the three (3)-year period immediately prior thereto, all compensation, including wages, overtime pay, general holiday pay, vacation pay, sick pay, commissions and bonuses, Taxes and Employee Benefit Plan contributions or payments, due and payable to or in respect of all employees and former employees of, and all other Persons who have provided services to, any Company Group Member for services performed on or prior to the Closing has been or will have been paid in full (or accrued in full in the Company Financial Statements) in all material respects. The Company has not paid, nor will it be required to pay, any severance, retention bonus, change of control or other payment to any employee or independent contractor of the Company or any Company Subsidiary as a result of the Transactions.

(b)	No employee of any Company Group Member is or has ever been represented by a labor union, works council, trade union, industrial organization, or similar representative of employees with respect to his or her employment with a Company Group Member, and no Company Group Member is or has ever been a party to, subject to or bound by a collective bargaining agreement, collective agreement, workplace agreement or any other Contract with a labor union, works council, trade union, industrial organization, or similar representative of employees. As of the date of this Agreement, and during the three (3)-year period immediately prior to this Agreement, there are or were no strikes, lockouts, work stoppages, slowdowns or other labor disputes existing or, to the Company’s knowledge, threatened, against any Company Group Member with respect to any employees of any Company Group Member or any other individuals who have provided services with respect to any Company Group Member. As of the date of this Agreement and during the three (3)-year period immediately prior to this Agreement, there have been no union certification or representation petitions pending with a Governmental Authority or demands for recognition as the bargaining unit representative with respect to any Company Group Member and any of their respective employees and, to the Company’s knowledge, no union organizing campaign or similar effort is or has been threatened with respect to any Company Group Member and any of their respective employees. No Company Group Member has been involved in any dispute with any labor union, works council, trade union, industrial organization, or similar representative of employees, or any present or past employee of any Company Group Member, at any time within the three-year period immediately prior to this Agreement, except as would not be material to the Company.

(c)	To the knowledge of the Company, there are no material Action pending or threatened against any Company Group Member by any of their respective current or former employees or any other individuals who have provided services to any Company Group Member.

(d)	Since January 1, 2023, each Company Group Member is and has been in material compliance with all applicable Laws relating to labor and employment, including (i) all applicable Occupational Health and Safety Laws and all such Laws relating to wages and hours, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining, employee leave, immigration, recordkeeping, workers’ compensation, meal and rest periods, employee notices, payroll documents, termination or discharge, severance or redundancy obligations, social insurance obligations, vacation and holiday pay, information and consultation, occupational health and safety, tax withholding, and classification of employees, workers and contractors and (ii) all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements for all employees engaged in the business of the Company Group Members, and no Company Group Member is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(e)	Each employee located in the United States is employed “at will”, and no Company Group Member has any obligation or Liability (whether or not contingent) with respect to severance payments to any employees under the terms of any written agreement other than: (i) such as results by Law from the employment of an employee in Canada without an agreement as to notice or severance; or (ii) a contractual entitlement to, in addition to the minimum statutory notice (or pay in lieu thereof) and statutory severance pay required under applicable employment standards legislation, three (3) months or less of notice or pay in lieu thereof.

(f)	In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of any Company Group Members, and (ii) no Company Group Member has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of Vice President or above.

(g)	Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is or has been the subject of an investigation, inspection, order (including stop work, stop use or stop supply orders) by any Governmental Authority pursuant to Occupational Health and Safety Laws, and there are no charges, penalties, or orders under Occupational Health and Safety Laws pending or outstanding against the Company, any Company Subsidiary or any current or former employees of the Company or any Company Subsidiary. There have been no injuries, incidents, or events reported or required to be reported to a Governmental Authority pursuant to any Occupational Health and Safety Laws regarding the Company or the Company Subsidiaries.

(h)	No modern awards or enterprise agreements apply to any Current Employee.

(i)	No order has been made for the reinstatement of any Person formerly employed by a Company Group Member.

(j)	Each current and former employee and independent contractor of the Company or a Company Subsidiary has signed the form of confidentiality/inventions/non-competition agreement made available to SPAC or a substantially similar Contract or is subject to substantially similar obligations and covenants pursuant to the terms of their employment, consulting or independent contractor Contract with the Company or a Company Subsidiary.

(k)	No individual classified as an independent contractor by a Company Group Member is an employee of a Company Group Member. No Company Group Member contributes or has any obligation to contribute to any fund for a Non-U.S. Benefit Plan that is a defined benefit plan in respect of the Current Employees, and no Company Group Member is liable to contribute in respect of any such defined benefit plan or fund.

(l)	No Company Group Member is liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal or cessation of employment of any past or present employees of any Company Group Member or other person other than pursuant to any Plan set out in Section 3.10(a) of the Company Disclosure Schedules.

(m)	There are no material overdue pension or superannuation-related contributions (including any Taxes) due on the part of any Company Group Member or any Current Employee or independent contractor of the Company Group Member (if applicable) that are outstanding and unpaid.

3.12	Real Property; Title to Assets

(a)	The Company does not own, and has not owned, directly or indirectly, any legal or beneficial interest in any real property and, other than pursuant to the Leases set out in Section 3.12(b) of the Company Disclosure Schedule, is not a party to any Contract (including any option) to own freehold title to any real property or any interest in real property or any Contract for the lease to or from the Company or any Company Subsidiary of any real property interest not currently in possession of the Company.

(b)	Section 3.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of each Lease in connection therewith, and each amendment, modification, supplement, extension, renewal, subordination and non-disturbance agreement, and guaranty thereof or thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, sublicenses, concessions or other Contracts granting to any Person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except other than those that would not reasonably be expected to be material to the Company. If required by Law to be registered, each applicable Lease has been registered. The applicable Company Group Member has not received: (1) any notice of termination, rescission, avoidance or repudiation of the Lease and, to the knowledge of the Company, no event has occurred which may be grounds for termination, rescission, avoidance or repudiation of the Lease; (2) any notice requiring material work to be done or expenditure to be made on or in respect of any of the properties subject to a Lease; and (3) any notice from a Governmental Authority related to any of the properties subject to a Lease that will, or would be reasonably likely to, materially affect any Company Group Member’s use and enjoyment of the relevant property or give rise to any material liability for any Company Group Member. There are no current material disputes in connection with or arising out of the Lease involving a Company Group Member and, to the knowledge of the Company, no such disputes are pending or threatened.

(c)	There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used other than those that would not reasonably be expected to be material to the Company. The Leased Real Property, and the improvements thereon, are in compliance with all applicable laws, in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions except other than those that would not reasonably be expected to be material to the Company. Since January 1, 2023, there has not been any material interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company or any Company Subsidiary currently conducted on the Leased Real Property and neither the Company nor any Company Subsidiary has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property.

(d)	Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to be material to the Company. The Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and the Company Subsidiaries consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted. A Company Group Member is in possession of each of the Leased Real Property.

(e)	Neither the Company nor any Company Subsidiary has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (i) the owners of the Leased Real Property have not made any assignment, mortgage, pledge or hypothecation of any Lease or the rents or use fees due thereunder; (ii) for any security interest in any Leased Real Property senior to the interest created by the applicable Lease, a commercially-reasonable non-disturbance agreement has been executed in favor of the Company and made available to SPAC; and (iii) no owner of any Leased Real Property is an Affiliate of the Company.

3.13	Intellectual Property

(a)	Section 3.13(a) of the Company Disclosure Schedule sets forth a correct list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, registration or application number, and jurisdiction); (ii) written Contracts currently in effect granting a right, license or other permission to use any Company-Licensed IP, including the Software of any other Person (other than generally commercially available Software with aggregate annual license and maintenance fees of less than $100,000); and (iii) Software constituting Company-Owned IP that is either (A) incorporated into the current Products or (B) otherwise material to the business of the Company or any Company Subsidiary, as such business is currently being conducted or proposed to be conducted. The Company IP constitutes all Intellectual Property required for the conduct of the business of the Company and the Company Subsidiaries, as such business is currently being conducted or proposed to be conducted.

(b)	The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. The Company is unaware of any facts or circumstances which would be reasonably likely to result in the loss or expiration of material Company-Owned IP except for ordinary expirations of Registered Intellectual Property and other Intellectual Property expiring in the Ordinary Course.

(c)	(i) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company-Owned IP, (ii) no governmental entity, university, college, other educational institution or research center has any claim or right in or to the Company-Owned IP, and (iii) no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company-Owned IP, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

(d)	The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to, maintain, protect and enforce their respective Intellectual Property, including the secrecy of their trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other Person (including employees and third parties) other than on a need-to-know basis pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

(e)	As of the date of this Agreement, there have been no claims filed and served, or threatened in writing, against the Company or any Company Subsidiary, by any Person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP or (ii) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property of other Persons (including any unsolicited demands or offers to license any Intellectual Property from any other Person). The operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or otherwise violate, any Intellectual Property of other Persons. To the knowledge of the Company, no other Person has infringed, misappropriated or violated any of the Company-Owned IP. Neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing set forth in this Section 3.13(e).

(f)	All Persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written Contracts with the Company or one of the Company Subsidiaries, pursuant to which such Persons (i) assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary and (ii) waived all of their moral rights therein, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All forms of such Contracts have been made available to SPAC.

(g)	Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other Person is in material breach or in material default of any Contract specified in Section 3.13(a) of the Company Disclosure Schedule.

(h)	Each item of Company IP will continue to be owned by or licensed to the Company or applicable Company Subsidiary on identical terms and conditions immediately following the Closing Date as are in effect immediately prior to the Closing Date.

(i)	The Company and the Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would grant or purport to grant to any other Person any rights or licenses to or immunities under any of the Company-Owned IP.

(j)	To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products.

(k)	The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. All such plans and procedures have been proven reasonably effective upon testing in all material respects. There has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(l)	The Company and each of the Company Subsidiaries currently comply and previously have complied in all material respects with (A) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (B) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (C) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (D) PCI DSS and (E) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable safeguards designed to protect the security, integrity and confidentiality of the Business Systems and any Business Data stored thereon, including where applicable, implementing procedures preventing unauthorized access and the introduction of Disabling Devices, adopting disaster recovery and business continuity plans, and the taking and storing on-site and off-site of back-up copies of data considered by the Company to be critical. Such safeguards comply with all Privacy/Data Security Laws. The Company’s and the Company Subsidiaries’ employees and contractors receive reasonable training on information security issues. There is no Disabling Device in any of the Product components. Neither the Company nor any of the Company Subsidiaries has (x) experienced any material unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any material Business Data stored on the Business Systems or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any Person, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. The Company’s usage of artificial intelligence platforms, engines, and systems materially complies with all Data Security Requirements.

(m)	The Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of the Business Data, in whole or in part, in the same manner in which the Company and the Company Subsidiaries use, exploit, publish, reproduce, distribute, license, sell and create derivative works of such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any Data Security Requirements or other legal obligations that would prohibit NewCo from receiving or using Personal Information or other Business Data held by the Company and/or the Company Subsidiaries after the Closing Date, in the same manner in which the Company and the Company Subsidiaries received and used such Personal Information and such Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

3.14	Taxes

(a)	All material Tax Returns of the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (whether or not shown on any Tax Return) owed by the Company and each of the Company Subsidiaries have been timely paid in full to the appropriate Taxing Authority, other than any such Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP as of the date of this Agreement. The Company and the Company Subsidiaries have withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(b)	Other than as a beneficiary thereto, neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract (other than any such agreement or Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(c)	Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) settlement or other agreement with any Taxing Authority made prior to the Closing; (iii) disposition made or payment received outside the Ordinary Course prior to the Closing; or (iv) transaction occurring prior to the Closing between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes of which the Company or any Company Subsidiary is or was a member.

(d)	Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes (other than a group of which the only members have been the Company and/or any current Company Subsidiary). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of a consolidated group, fiscal unity or unified group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract or otherwise, in each case other than pursuant to a Contract entered into in the Ordinary Course and not primarily relating to Taxes.

(e)	Neither the Company nor any Company Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any such person been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(f)	Neither the Company nor any Company Subsidiary is a party to any material ruling or similar agreement or arrangement with a Taxing Authority in respect of Taxes, and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between it and any Taxing Authority.

(g)	Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any analogous or similar provision of U.S. state or local or non-U.S. Law.

(h)	No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing with respect to the Company or any Company Subsidiary. There is no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of the Company, threatened by any Taxing Authority which has not been settled or otherwise resolved.

(i)	Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the Ordinary Course or for automatic extensions of time to file Tax Returns.

(j)	There are no Liens or encumbrances for material amounts of Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(k)	Within the past three (3) years, neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such Company or Company Subsidiary is subject to Tax in such jurisdiction.

(l)	To the knowledge of the Company, neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(m)	Each of the Company and each Company Subsidiary is, and has been since its inception, properly classified as a corporation for U.S. federal income tax purposes.

(n)	Neither the Company nor any Company Subsidiary is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

(o)	The Company and the Company Subsidiaries are in material compliance with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction arrangement, agreement or order (each, a “Tax Incentive”), and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(p)	Neither the Company nor any Company Subsidiary has received any requirement from any Governmental Authority pursuant to Section 224 of the Canadian Tax Act which remains unsatisfied in any respect.

(q)	None of Sections 15, 17, 67, 79, 80 to 80.04 of the Canadian Tax Act have applied or will apply to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has any material unpaid amounts that may be required to be included in income under Section 78 of the Canadian Tax Act. Neither the Company nor any Company Subsidiary has made any material payments (and neither the Company nor any Company Subsidiary is obligated to make any material payments) that may not be deductible by virtue of Section 67 of the Canadian Tax Act.

(r)	The Company Securities are not “taxable Canadian property” within the meaning of the Canadian Tax Act.

(s)	Neither the Company nor any Company Subsidiary has entered into any “reportable transaction”, as defined in subsection 237.3(1) of the Canadian Tax Act, or any “notifiable transaction”, as defined in subsection 237.4(1) of the Canadian Tax Act.

(t)	For all transactions between the Company or any Company Subsidiary and any person who is not resident in Canada for purposes of the Canadian Tax Act with whom the Company or any Company Subsidiary was not dealing at arm’s length for purposes of the Canadian Tax Act, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Canadian Tax Act (or comparable provisions of any other applicable legislation).

(u)	Neither the Company nor any Company Subsidiary has applied for any subsidies to which it was not entitled under the Canada Emergency Wage Subsidy, Tourism and Hospitality Recovery Program, Hardest-Hit Business Recovery Program or Canada Emergency Rent Subsidy, in each case as provided for under section 125.7 of the Tax Act, or any analogous or similar COVID-19 relief measures enacted by any Governmental Authority.

(v)	Neither the Company nor any Company Subsidiary has acquired property from any Person in circumstances where the Company or any Company Subsidiary did or could have become liable for any Taxes payable by that Person pursuant to Section 160 of the Canadian Tax Act.

(w)	The Company and the Company Subsidiaries are registrants for purposes of the Excise Tax Act (Canada). All input tax credits claimed by the Company and the Company Subsidiaries pursuant to the Excise Tax Act (Canada) have been proper, correctly calculated and documented in accordance with the requirements of the Excise Tax Act (Canada).

(x)	None of the Company or any Company Subsidiary has knowledge of any facts or circumstances or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(y)	None of the Company or any Company Subsidiary has knowledge of any facts or circumstances or of any reason that would reasonably be expected to cause SPAC to be treated, as a result of the Transactions, as (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

3.15	Environmental Matters

(a)	Since January 1, 2023, neither the Company nor any of the Company Subsidiaries has violated, nor is it in violation of, any applicable Environmental Law.

(b)	None of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws.

(c)	None of the Company or any of the Company Subsidiaries is actually, potentially or, to the Company’s knowledge, allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances.

(d)	Each of the Company and each Company Subsidiary is and has been in compliance with all permits, licenses, certificates, and other authorizations required under applicable Environmental Law.

(e)	Neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws. The Company has provided all material environmental Company Permits, assessments, reports, studies or other evaluations in its possession or reasonable control relating to any of the Company’s products, activities or to any properties currently or formerly owned, leased or operate by the Company or any Company Subsidiary.

3.16	Material Contracts

(a)	Section 3.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth on Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)	each Contract with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any twelve (12)-month period;

(ii)	each Contract with Suppliers to the Company for expenditures paid or payable by the Company of more than $250,000, in the aggregate, over any 12-month period;

(iii)	each Contract to which the Company or any Company Subsidiary is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act if such a registration statement was filed by the Company on the date of this Agreement;

(iv)	each Contract (A) with any of the Affiliates of the Company (other than a Company Group Member) or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary in the Ordinary Course;

(v)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $250,000, in the aggregate, over any twelve (12) month period;

(vi)	all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vii)	all Contracts evidencing Indebtedness for borrowed money, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the material property or assets of the Company or any Company Subsidiary, and all Contracts guarantying the debts or other obligations of any Person;

(viii)	all Contracts awarded by the Company to a third party in the performance of a contract with a Governmental Authority;

(ix)	all partnership, joint venture or similar agreements;

(x)	all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits, or under which the Company or any Company Subsidiary is directly or indirectly, to the knowledge of the Company, providing goods, services, Software, or other items to or for use by a Governmental Authority;

(xi)	all Contracts that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses;

(xii)	all Contracts that result in any Person holding an irrevocable power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xiii)	all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a twelve (12)-month period;

(xiv)	all Lease Documents;

(xv)	all Contracts involving use of any Company Licensed IP required to be listed in Section 3.13(a) of the Company Disclosure Schedule;

(xvi)	all Contracts which involve the license or grant of rights to Company-Owned IP by the Company other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course;

(xvii)	all Contracts that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise) and under which there are surviving obligations of the Company or any Company Subsidiary;

(xviii)	all Contracts relating to a Company Interested Party Transaction;

(xix)	all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $500,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xx)	all Contracts under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis;

(xxi)	all Contracts for the development of Company Owned IP for the benefit of the Company (other than Contracts of employment);

(xxii)	each Contract pursuant to which the Company agrees to jointly own any Intellectual Property with any third party; and

(xxiii)	each Contract pursuant to which the Company is obligated to develop any Intellectual Property to be owned by any third party.

(b)	Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party, and to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract, and the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to be material to the Company. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

(c)	The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

3.17	Insurance

(a)	Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage, and (iv) the premium most recently charged.

(b)	With respect to each such Insurance Policy, except as would not reasonably be expected to be material to the Company: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

3.18	Board Approval; Vote Required

The Company has made available to SPAC a complete and correct copy of the resolutions of the Company Board in respect of the Transactions, which such resolutions were duly adopted and have not been subsequently rescinded or modified in any way. If the approval of the Arrangement Resolution is obtained as required by the Interim Order or the Company Securityholders Written Approval is obtained as permitted by the Interim Order, no additional approval or vote from any holders of any class or series of authorized shares of the Company would then be necessary to adopt this Agreement or the Plan of Arrangement and approve the Transactions. Subject to the delivery of all executed Additional Support Agreements in accordance with Section 6.23, the Company Shareholders that are party to the Support Agreement and the Additional Support Agreements shall, together, constitute the Company Required Approval.

3.19	Certain Business Practices

(a)	None of the Company or the Company Subsidiaries, nor to the knowledge of the Company any of their respective officers, directors, or employees, any agents, distributors or other third-party representatives, including but not limited to attorneys, accountants, consultants, or advisors, to the extent they act on behalf of the Company or any Company Subsidiary, is currently violating, or during the past five (5) years violated, whether directly or indirectly, any applicable Sanctions Laws or Ex-Im Laws. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company any of their respective officers, directors, or employees, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) organized, resident, or located in a Sanctioned Country; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws. There are not now and have not been in the last five (5) years any proceedings, investigations, or disclosures by or before any Governmental Authority involving the Company, the Company Subsidiaries, or to the Company’s knowledge any of their respective directors, officers, or employees, any agents relating to Sanctions Laws or Ex-Im Laws, nor to the Company’s or the Company Subsidiaries’ knowledge is such a proceeding, investigation, or disclosure pending or threatened.

(b)	Neither the Company nor the Company Subsidiaries nor to the knowledge of the Company their respective officers, directors, employees, any agents, distributors, or other third-party representatives acting on behalf of the Company or any Company Subsidiary, have in the past five (5) years directly or indirectly offered, paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, tangible or intangible gifts, favors, entertainment or services (including any facilitation payments) to any Person, including any Government Official, or any employee or representative of a Governmental Authority, or any Person acting for or on behalf of any Government Official while knowing (as defined in the FCPA) or having reason to know that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Government Official or other person, including a decision to fail to perform official functions; (ii) inducing any Government Official or other person to do or omit to do any act in violation of the lawful duty of such official; or (iii) inducing any Government Official to use influence with any government, department, agency, or instrumentality in order to assist the Company or any Company Subsidiary or any other Person in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

(c)	There have been no demands, claims, actions, legal proceedings or investigations by or before any Governmental Authority or any arbitrator involving the Company or any Company Subsidiary or their respective directors, officers, or employees relating to the Anti-Corruption Laws in the past five (5) years nor are there any pending, or, to the knowledge of the Company or any Company Subsidiary, threatened. In the past five (5) years, no civil, criminal, or administrative penalties have been imposed on the Company or any Company Subsidiary with respect to violations of applicable Anti-Corruption Laws, or applicable Anti-Money Laundering Laws, nor have any disclosures been submitted to any other Governmental Authority with respect to violations of such laws.

(d)	For the past five (5) years prior to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(e)	For the past five (5) years prior to the date of this Agreement, the operations of the Company and the Company Subsidiaries are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Anti-Money Laundering Laws and Sanctions Laws. The Company and Company Subsidiaries and their respective directors, officers, employees, shareholders, agents, consultants, independent contractors, representatives, and anyone acting on behalf of any of them have not knowingly falsified any entry in any book, record, or account of the Company or Company Subsidiaries, and all such entries fairly and accurately reflect the relevant transactions and dispositions of the Company’s/Company Subsidiaries’ assets in reasonable detail.

(f)	No member of the Company or any Company Subsidiary is, or is owned fifty percent (50%) or greater or controlled by, a Person that is: (i) the subject of any Sanctions; or (ii) located, organized, or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of the Ukraine, Cuba, Iran, North Korea, Russia, and Syria).

(g)	No director, officer, employee, agent, distributors, or representative of the Company or any Company Subsidiary is a Government Official.

3.20	Interested Party Transactions

(a)	Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course or as set forth in Section 3.20(a) of the Company Disclosure Schedule, no director, officer or other Affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any Material Contract; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation) (each such transaction, a “Company Interested Party Transaction”). The Company and the Company Subsidiaries have not, since January 1, 2025, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company on the one hand and any immediate family member of any director, officer of the Company on the other hand.

(b)	There are no transactions, Contracts, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand, which grant or purport to grant any board observer or management rights.

3.21	Exchange Act

Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

3.22	Brokers

Except as set forth on Section 3.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true and complete copy of all Contracts, including engagement letters, between the Company and the Persons identified on Section 3.22 of the Company Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

3.23	No Other Representations or Warranties; Exclusivity of Representations and Warranties

The representations and warranties made by the Company in this Article 3 are the exclusive representations and warranties made by the Company and its Affiliates. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Except as otherwise expressly provided in this Article 3 (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, NewCo, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Article 4

REPRESENTATIONS AND WARRANTIES OF SPAC and NewCo

Except as set forth in the SPAC Disclosure Schedule (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or the SPAC SEC Reports filed or furnished by SPAC on or before the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding (i) disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements and (ii) any exhibits or documents appended thereto), each of SPAC and NewCo, jointly and severally, hereby represents and warrants to the Company as follows:

4.01	Organization, Standing and Corporate Power

(a)	Each of SPAC and NewCo is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to carry on its business as now being conducted. NewCo has no assets or operations other than those required to effect the Transactions contemplated hereby. SPAC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not have a SPAC Material Adverse Effect.

(b)	NewCo is a corporation duly organized, validly existing and in good standing under the Canadian Corporate Statute, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than NewCo, SPAC has no other Subsidiaries or any equity or other interests in any other Person. NewCo was formed solely for the purpose of effecting the Amalgamation. Since its date of incorporation, NewCo has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

(c)	SPAC has provided to the Company a true, complete and correct copy of the SPAC Organizational Documents and NewCo Organizational Documents, and there are no other Contracts which would amend, supplement or relate to the subject matters described in the SPAC Organizational Documents or the NewCo Organizational Documents.

4.02	Corporate Authority; Approval; Non-Contravention; Government Approvals

(a)	Each of SPAC and NewCo has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by SPAC and NewCo of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of SPAC and NewCo, and no other corporate or other actions on the part of SPAC or NewCo are necessary to authorize the execution and delivery by SPAC or NewCo of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the SPAC Shareholder Approvals. This Agreement has been duly executed and delivered by SPAC and NewCo and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of SPAC and NewCo, enforceable against SPAC and NewCo in accordance with its terms (subject to the Enforceability Exceptions).

(b)	The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which SPAC and/or NewCo is a party, and the consummation of the Transactions, subject to receipt of the SPAC Shareholder Approvals (in the case of SPAC), do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the SPAC Organizational Documents or any organizational documents of NewCo or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, or the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of SPAC, NewCo or any of their Affiliates pursuant to, any Contract to which SPAC, NewCo or any of their Affiliates is a party or, assuming compliance with the matters referred to in Section 4.02(a) (solely with respect to performance of this Agreement and consummation of the Transactions), under any Law to which SPAC, NewCo or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to materially impair, delay or prohibit the ability of SPAC or NewCo to enter into, or perform its obligations under, this Agreement and consummate the Transactions.

(c)	No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to SPAC or NewCo in connection with the execution and delivery by SPAC or NewCo of this Agreement or the consummation of the Transactions contemplated by this Agreement or the Ancillary Agreements, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the Canadian Prospectus or (iv) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not have a SPAC Material Adverse Effect.

(d)	SPAC is either not a “non-Canadian” or is a “trade agreement investor” and not a “state-owned enterprise” within the meaning of the Investment Canada Act.

4.03	Compliance with Laws

SPAC and NewCo are, and since their respective dates of incorporation have been, operating in all material respects in a manner that is customary for businesses similar to SPAC and NewCo, and each of SPAC and NewCo is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws, and no notices have been received by either SPAC or NewCo from any Governmental Authority or any other Person alleging an uncured material violation of any Law.

4.04	Employee Benefit Plans

Except as may be contemplated by the SPAC Equity Incentive Plan, neither SPAC nor NewCo maintains or contributes to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of SPAC or NewCo, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of SPAC or NewCo to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

4.05	Financial Ability; Trust Account

(a)	As of the date hereof, there is at least $230,000,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 30, 2025, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the knowledge of SPAC, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate or (ii) entitle any Person (other than any SPAC Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the SPAC Organizational Documents. Amounts in the Trust Account are invested in accordance with the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account or redemptions paid to SPAC Shareholders, in each case, as permitted by the Trust Agreement). As of the Arrangement Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the Arrangement Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. Following the Arrangement Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is a Redeeming Shareholder.

(b)	As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c)	Except as set forth on Section 4.05(c) of the SPAC Disclosure Schedule, as of the date hereof, SPAC does not have, or have any present intention to enter into, any agreement, arrangement or understanding providing for any obligations with respect to or in connection with any Indebtedness.

4.06	Taxes

(a)	Each of SPAC and NewCo is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes.

(b)	Each of SPAC and NewCo has timely filed with the appropriate Taxing Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each of SPAC and NewCo has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c)	Each of SPAC and NewCo, as applicable, has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(d)	No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Taxing Authority against SPAC or NewCo that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)	There is no Tax audit, examination or other Action of SPAC or NewCo presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of SPAC or NewCo.

(f)	Neither SPAC nor NewCo is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or Contract (excluding any commercial Contract entered into in the Ordinary Course and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b) (2) (or any similar or corresponding provision of U.S. state or local or non-U.S. Law).

(g)	SPAC and NewCo do not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by operation of Law.

(h)	SPAC and NewCo will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the Ordinary Course; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

(i)	There are no Liens for Taxes on any assets of either SPAC or NewCo other than Permitted Liens.

(j)	No written claims have ever been made by any Taxing Authority in a jurisdiction where SPAC and NewCo do not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(k)	Neither SPAC nor NewCo has been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Code Section 355(a)(1)(A) in a distribution of stock qualifying under Code Section 355 (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Transactions.

(l)	Neither SPAC nor NewCo is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

(m)	Neither SPAC nor NewCo has knowledge of any facts or circumstances or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(n)	Neither SPAC nor NewCo has knowledge of any facts or circumstances or of any reason that would reasonably be expected to cause SPAC to be treated, as a result of the Transactions, as (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code.

4.07	Brokers

No broker, investment banker, financial advisor or other Person, other than those set out in Section 4.07 of the SPAC Disclosure Schedule, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, NewCo or any of their Affiliates. SPAC has provided the Company with a true and complete copy of all Contracts, including engagement letters, between SPAC or Newco, on the one hand, and the Persons identified on Section 4.07 of the SPAC Disclosure Schedule, on the other hand, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

4.08	SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act

(a)	SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since October 30, 2025, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SPAC SEC Reports”). None of the SPAC SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The SPAC Financial Statements included in the SPAC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)	SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to SPAC’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c)	SPAC has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of the SPAC Financial Statements for external purposes in accordance with GAAP.

(d)	There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)	Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in SPAC’s internal control over financial reporting, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or SPAC’s internal control over financial reporting, or (iii) any claim or allegation regarding any of the foregoing.

(f)	SPAC does not have any past due liability relating to the PCAOB issuer accounting support fee.

(g)	To the knowledge of SPAC, as of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.09	Business Activities; Absence of Changes

(a)	Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had a SPAC Material Adverse Effect on the ability of SPAC or NewCo to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)	Other than NewCo, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)	Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 5.02 or 5.03), (ii) as set forth on Section 4.09(c) of the SPAC Disclosure Schedule and (iii) with respect to fees and expenses of SPAC’s legal, financial and other advisors, SPAC is not party to any Contract with any other Person that would require payments by SPAC in excess of $150,000 in the aggregate with respect thereto (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 5.02 or 5.03) and Contracts set forth on Section 4.09(c) of the SPAC Disclosure Schedule).

(d)	There is no liability, debt or obligation against SPAC or NewCo, except for (i) liabilities and obligations reflected or reserved for on SPAC’s consolidated balance sheet as of December 31, 2025 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and NewCo, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of December 31, 2025 in the ordinary course of the operation of business of the SPAC and NewCo (other than any such liabilities as are or would be, in the aggregate, material to SPAC and NewCo, taken as a whole), or (iii) disclosed in Section 4.09(d) of the SPAC Disclosure Schedule.

(e)	Since its organization, NewCo has not conducted any business activities other than activities directed toward the accomplishment of the Amalgamation. Except as set forth in NewCo’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon NewCo or to which NewCo is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of NewCo or any acquisition of property by NewCo or the conduct of business by NewCo as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(f)	NewCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)	NewCo was formed solely for the purpose of effecting the Amalgamation and has not engaged in any business activities or conducted any operations other than in connection with the Amalgamation and has no, and at all times prior to the Amalgamation Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)	Since the date of SPAC’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the SPAC or NewCo that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a SPAC Material Adverse Effect, and since the date of their respective incorporation, through the date of this Agreement, SPAC and NewCo have not taken any action that would require the consent of the Company pursuant to Section 5.02 or 5.03 if such action had been taken after the date hereof.

4.10	Litigation

There are no material Actions pending or, to the knowledge of the SPAC, threatened against the SPAC or, to the knowledge of the SPAC, any director, officer or employee of the SPAC (in their capacity as such) and since the SPAC’s date of incorporation there have not been any such material Actions. There are no material Actions pending or threatened by SPAC against any other Person.

4.11	No Outside Reliance

Notwithstanding anything contained in this Article 4 or any other provision hereof, SPAC and its Affiliates acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article 4 or any certificate delivered in accordance with Section 7.02(e), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives)) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 4 of this Agreement or any certificate delivered in accordance with Section 7.02(e). Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 4 or any certificate delivered in accordance with Section 7.02(e), with all faults and without any other representation or warranty of any nature whatsoever.

4.12	Capitalization

(a)	As of the date hereof, the authorized capital stock of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, par value $0.0001, of which (A) 23,660,000 SPAC Class A Ordinary Shares are issued and outstanding as of the date of this Agreement and (B) 7,886,645 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to SPAC Warrants as of the date of this Agreement, (ii) 20,000,000 SPAC Class B Ordinary Shares, par value $0.0001, of which 7,666,667 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of SPAC, par value $0.0001, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and, as applicable, SPAC Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, and (3) were not issued in breach or violation of any preemptive rights or Contract.

(b)	Except for this Agreement, the Subscription Agreements, the SPAC Warrants, the and SPAC Class B Ordinary Shares, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Class A Ordinary Shares or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in Section 4.12(b) of the SPAC Disclosure Schedule or the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Shareholders may vote. Except as disclosed in Section 4.12(b) of the SPAC Disclosure Schedule, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Class A Ordinary Shares or any other equity interests of SPAC. Other than NewCo, SPAC does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the SPAC is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement that have not been or will not be waived on or prior to the Closing Date.

(c)	All of the issued and outstanding Equity Interests of NewCo are held by SPAC as of the date of this Agreement. All outstanding Equity Interests of NewCo are validly issued, fully paid and non-assessable, and are not subject to preemptive rights or any other Liens (other than Liens arising pursuant to applicable Securities Laws).

4.13	NYSE Stock Market Quotation

The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “VACI.UN.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “VACI.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “VACI WT.” SPAC is in compliance in all material respects with the rules of NYSE and there is no action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the SPAC Units, SPAC Class A Ordinary Shares or SPAC Warrants, or terminate the listing of the SPAC Units, SPAC Class A Ordinary Shares or SPAC Warrants on NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, SPAC Class A Ordinary Shares or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

4.14	Affiliate Agreements

Except as set forth on Section 4.14 of the SPAC Disclosure Schedule or as set forth in the SPAC SEC Reports, neither of the SPAC nor NewCo is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the SPAC or NewCo, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five (5%) percent or more of the capital stock or equity interests of SPAC, or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “SPAC Affiliate Agreement”).

4.15	Anti-Bribery; Economic Sanctions

(a)	Since their respective dates of incorporation, SPAC and NewCo have complied with all applicable Anti-Bribery Laws. Since their respective dates of incorporation, neither SPAC nor NewCo, nor to the knowledge of the SPAC, any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage.

(b)	Neither SPAC nor NewCo are Sanctioned Persons or located, organized, or ordinarily reside in a Sanctioned Country.

4.16	No Other Representations or Warranties

The representations and warranties made by SPAC and NewCo in this Article 4 are the exclusive representations and warranties made by SPAC, NewCo and their Affiliates. Except for the representations and warranties contained in this Article 4, neither SPAC nor NewCo, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of SPAC or NewCo, to the accuracy or completeness of any information regarding SPAC or NewCo available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither SPAC nor NewCo, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to SPAC or NewCo or (b) any oral or, except for the representations and warranties expressly made by SPAC or NewCo in this Article 4, written information made available to the other parties hereto in the course of their evaluation of SPAC and NewCo and the negotiation of this Agreement or in the course of the Transactions. Each of SPAC and NewCo hereby acknowledge and agree with the statements and provisions set forth in Section 3.25.

Article 5
CONDUCT OF BUSINESS

5.01	Conduct of Business by the Company

(a)	The Company agrees that it shall, and shall cause each Company Subsidiary to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i)	conduct their business in the Ordinary Course; and

(ii)	use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees, service partners and consultants of the Company and the Company Subsidiaries, to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, and to maintain in effect all Company Permits and material Insurance Policies (in such amounts and with such deductibles as are currently maintained).

(b)	Except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and the Company shall cause each Company Subsidiary not to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)	amend or otherwise change any organizational documents of the Company or any Company Subsidiary;

(ii)	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii)	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, other than issuances of Company Options under the Company Equity Incentive Plan or (B) any material assets of the Company or any Company Subsidiary;

(iv)	form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Equity Interests;

(vi)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vii)	(A) acquire (including, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligation of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets, or (C) merge, consolidate, combine or amalgamate with any Person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

(viii)	other than (x) in the Ordinary Course (except with respect to the following clauses (B) and (C)), (y) as required under the terms of any Plan in effect on the date hereof (or any Plan adopted or amended after the date hereof in accordance with this Agreement) or (z) as contemplated by clause (ii) above, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or independent contractor, (B) enter into any new or amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or independent contractor, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or independent contractor, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, industrial organization, or similar representative of employees, (E) hire any senior officer, or (F) terminate the employment or engagement of any senior officer other than such termination for cause;

(ix)	adopt, amend and/or terminate any material Plan except as may be required by applicable Law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the Ordinary Course;

(x)	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants, or in the Ordinary Course;

(xi)	other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any Company Subsidiary, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)	other than in the Ordinary Course, amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder;

(xiii)	materially amend, modify, extend, renew or terminate any of the Lease Documents or enter into any new Lease;

(xiv)	other than in the Ordinary Course, allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, Company-Owned IP to the extent such Company-Owned IP remains material to the conduct of the businesses of the Company and any Company Subsidiary;

(xv)	other than in the Ordinary Course, enter into any Contract that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xvi)	enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xvii)	voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xviii)	fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole;

(xix)	take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xx)	waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate; or

(xxi)	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

5.02	Conduct of Business by SPAC

(a)	Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Amalgamation Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and NewCo shall be conducted in the Ordinary Course. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, and SPAC shall cause NewCo not to, between the date of this Agreement and the Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)	amend or otherwise change the SPAC Organizational Documents or the NewCo Organizational Documents;

(ii)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or share capital, as applicable, other than redemptions from the funds in the Trust Account that are required pursuant to the SPAC Organizational Documents;

(iii)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, SPAC Warrants or any Equity Interests in NewCo, except for redemptions from the funds in the Trust Account and the SPAC Class B Conversion;

(iv)	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests or other securities of SPAC or NewCo, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests or any other ownership interest (including, without limitation, any phantom interest), of SPAC or NewCo, except in connection with the SPAC Class B Conversion or in connection with a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC’s transaction expenses;

(v)	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(vi)	incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC or NewCo, as applicable, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC’s transaction expenses;

(vii)	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii)	other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of SPAC or NewCo, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(ix)	merge, consolidate, combine or amalgamate with any Person or liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or NewCo;

(x)	amend, supplement or modify in any respect or terminate or waive any material rights or benefits under the Trust Agreement or any other agreement related to the Trust Account or any other SPAC Material Contract;

(xi)	hire or engage any employee, consultant or independent contractor (other than consultants and advisors engaged in the Ordinary Course), or adopt enter into or incur any liability with respect to any Employee Benefit Plans;

(xii)	other than in the Ordinary Course or in a form consistent with SPAC’s public filings with the SEC, enter into any indemnification agreements with the directors and officers of SPAC or any other Person;

(xiii)	enter into any new line of business outside of the business currently conducted by SPAC as of the date of this Agreement;

(xiv)	enter into, renew, modify or amend any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (A) the Sponsor, (B) any director or officer of SPAC or the Sponsor or any other current or former SPAC Insider or any immediate family member thereof, or (C) any Person in which the Sponsor or any director or officer of SPAC or the Sponsor or any other current or former SPAC Insider has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater) or any other SPAC Affiliate Agreement;

(xv)	enter into, renew or amend in any material respect, any Contract with a broker, finder, investment banker or other Person entitled to any brokerage fee, finder’s fee or commission;

(xvi)	take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xvii)	waive, release, assign, settle or compromise any Action or threatened Action; or

(xviii)	enter into any Contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of SPAC prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

5.03	Conduct of Business by NewCo

Between the date hereof and the Amalgamation Effective Time or the earlier termination of this Agreement, NewCo shall not engage in any activities other than the execution of any Transaction Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

5.04	SPAC Continuation

(a)	Subject to obtaining the SPAC Shareholder Approval, prior to the Amalgamation, SPAC shall take all actions necessary to cause the SPAC Continuation to become effective in accordance with the applicable provisions of the Canadian Corporate Statute and the Cayman Companies Act, including by (a) making and procuring all those filings required to be made, including with the Registrar of Companies in the Cayman Islands, as required under the Cayman Companies Act in connection with the SPAC Continuation and the Director, (b) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands, and (c) obtaining a Certificate of Continuance issued pursuant to Section 187 of the Canadian Corporate Statute. The SPAC Continuation shall be effective upon obtaining the Certificate of Continuance issued pursuant to Section 187 of the Canadian Corporate Statute.

(b)	For the avoidance of doubt, any reference in this Agreement to SPAC Class A Common Shares or SPAC Class B Common Shares for periods prior to the SPAC Continuation will be deemed to refer to SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares (respectively).

5.05	Claims Against Trust Account

The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the funds in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC and/or NewCo on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.05 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it and its Affiliates may have, now or in the future and will not seek recourse against the funds in the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, NewCo or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC or NewCo to specifically perform their obligations under this Agreement and cause the disbursement of the balance of the funds in the Trust Account (after giving effect to the Redemption Rights)) or for Fraud or (b) for damages for breach of this Agreement against SPAC, NewCo or any of their respective successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that the Company or any of its Affiliates commences any Action against or involving the funds in the Trust Account in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such Action in the event SPAC prevails in such Action.

Article 6
ADDITIONAL AGREEMENTS

6.01	Registration Statement / Proxy Statement

(a)	As promptly as reasonably practicable after the date hereof, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and SPAC shall file with the SEC, a registration statement on Form F-4 in connection with (x) the registration under the Securities Act of the SPAC Common Shares to be issued under this Agreement and (y) the Transactions (the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement will be used as a proxy statement with respect to the SPAC Shareholders Meeting to adopt and approve the Transaction Proposals (as defined below), the SPAC Equity Incentive Plan and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of SPAC and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC and the Company shall promptly furnish to each other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.01; provided, however, that neither SPAC or the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law.

(b)	Unless required by the applicable Law, no filing of, or amendment or supplement to the Registration Statement / Proxy Statement will be made by the Company or SPAC without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). Each of the Company and SPAC will advise the other Parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement / Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Company and SPAC shall, as promptly as practicable after receipt thereof, supply the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication. Unless required by the applicable Law, no response to any comments from the SEC or the staff of the SEC relating to the Registration Statement / Proxy Statement will be made by the Company or SPAC without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other Parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)	SPAC represents that the information supplied by SPAC and NewCo for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the SPAC Shareholders Meeting; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement / Proxy Statement in reliance upon and in conformity with information furnished in writing to the SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement / Proxy Statement. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to SPAC, NewCo or their officers or directors should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)	The Company represents that the information supplied by the Company for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the SPAC Shareholders Meeting. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company shall promptly inform SPAC.

(e)	Except to the extent required by the SEC or any other Governmental Authority or as otherwise required under applicable Law, no Party shall provide any advice, disclosure, assurance, representation, warranty or other communication regarding any Tax consequences related to the Transactions to its equityholders. If either Party sends any material communication regarding the Transactions to its equityholders, each Party shall (x) allow each other Party to review and comment on any such communication (and revise such communication in good faith to reflect any such reasonable comments) and (y) to the maximum extent reasonably permissible in such communication, explicitly state in such communication that (1) the Tax consequences of the Transactions are not free from doubt, (2) none of the Parties, their equityholders, any of their Affiliates or any of their Representatives is providing any advice, disclosure, assurance, representation or warranty regarding the Tax consequences of the Transactions, and (3) each such recipient should consult with and rely solely upon its own Tax advisors as to the Tax consequences of the Transactions.

6.02	Canadian Prospectus

(a)	As promptly as reasonably practicable after the earlier of the initial filing with or confidential submission to the SEC of the Registration Statement / Proxy Statement, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and SPAC shall file with Canadian Securities Commission, a preliminary Canadian Prospectus and a final Canadian Prospectus in sufficient time for SPAC to become a reporting issuer in the Province of Québec as soon as reasonably practicable after the Closing Date. Each of SPAC and the Company shall use its reasonable best efforts to: (i) cause each of the preliminary Canadian Prospectus and final Canadian Prospectus to comply as to form in all material respects with applicable Canadian securities Laws and regulations promulgated by the Canadian Securities Commission; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the Canadian Securities Commission or its staff; and (iii) have the Canadian Prospectus receipted under the applicable Canadian securities Laws as promptly as reasonably practicable after it is filed with the Canadian Securities Commission. The Company shall allow SPAC and its counsel to review the Canadian Prospectus and any amendments thereto a reasonable amount of time prior to their respective filings and shall consider for inclusion in the Canadian Prospectus and/or any amendment or supplement thereto any reasonable comments proposed by SPAC.

(b)	Unless required by the applicable Law, no filing of, or amendment or supplement to the Canadian Prospectus will be made by the Company or SPAC without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). Each of the Company and SPAC will advise the other Parties, promptly after it receives notice thereof, of any request by the Canadian Securities Commission for amendment of the Canadian Prospectus or comments thereon and responses thereto or requests by the Canadian Securities Commission for additional information. Each of the Company and SPAC shall, as promptly as practicable after receipt thereof, supply the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the Canadian Securities Commission or the staff of the Canadian Securities Commission, on the other hand, or, if not in writing, a description of such communication. Unless required by the applicable Law, no response to any comments from the Canadian Securities Commission or the staff of the Canadian Securities Commission relating to the Canadian Prospectus will be made by the Company or SPAC without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other Parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the Canadian Securities Commission.

(c)	SPAC represents that the information supplied by SPAC and NewCo for inclusion in the Canadian Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at the time the Canadian Prospectus is receipted pursuant to applicable Canadian securities Laws; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Canadian Prospectus in reliance upon and in conformity with information furnished in writing to the SPAC by or on behalf of the Company specifically for inclusion in the Canadian Prospectus. If, at any time prior to the filing of the final Canadian Prospectus, any event or circumstance relating to SPAC, NewCo or their officers or directors should be discovered by SPAC which should be set forth in an amendment or a supplement to the Canadian Prospectus, SPAC shall promptly inform the Company.

(d)	The Company represents that the information supplied by the Company for inclusion in the Canadian Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at the time the Canadian Prospectus is receipted pursuant to applicable Canadian securities Laws; provided, however, that Company makes no representations or warranties as to the information contained in or omitted from the Canadian Prospectus in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the SPAC specifically for inclusion in the Canadian Prospectus. If, at any time prior to the filing of the final Canadian Prospectus, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Canadian Prospectus, the Company shall promptly inform SPAC.

6.03	SPAC Shareholders Meeting

SPAC shall: (i) take all action necessary under applicable Law and the SPAC Organizational Documents to call, give notice of, convene and hold a meeting of the SPAC Shareholders (the “SPAC Shareholders Meeting”) to seek (A) approval of the SPAC Continuation, including the SPAC Closing Articles, (B) approval of the proposed business combination (which includes the approval and adoption of this Agreement and the Transactions, including the SPAC Shareholder Approval) (the “Business Combination Proposal”), (C) approval of the Plan of Arrangement (the “Plan of Arrangement Proposal”), (D) the adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (and if needed, such proposal will be put before any of the foregoing proposals) and (E) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (such proposals in clauses (A) through (E), together, the “Transaction Proposals”), which SPAC Shareholders Meeting shall be held as promptly in accordance with the SPAC Organizational Documents as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, the SPAC Shareholders at the SPAC Shareholders Meeting. SPAC shall, through the SPAC Board, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board recommends that the SPAC Shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the SPAC Board Recommendation (a “Change in Recommendation”); provided, however, that, at any time prior to obtaining the SPAC Shareholder Approval, the SPAC Board may make a Change in Recommendation, if concluded in good faith, in response to any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction, (B) that does not relate to any change in the market price or trading volume of SPAC’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event) and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the SPAC Board following the date hereof, if it determines in good faith, after consultation with its outside legal counsel, that a failure to make such Change in Recommendation would constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (an “Intervening Event”); provided, however, that the SPAC Board may not make a Change in Recommendation unless SPAC notifies the Company in writing at least five (5) Business Days before taking that action of its intention to do so (such period from the time the Intervening Event notice is delivered until 5:00 p.m., New York time on the fifth (5th) Business Day from the date of such notice, it being understood that any material development with respect to such Intervening Event shall require a new notice with an additional four (4) Business Day period from the date of such notice), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, with the Company in good faith during the applicable notice period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company so as to obviate the need for a Change in Recommendation and, following such good faith negotiations, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would continue to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (provided that such notification would not, after consultation with its outside legal counsel, constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law or constitute a breach of any applicable Law). Notwithstanding anything to the contrary contained in this Agreement, SPAC may postpone or adjourn the SPAC Shareholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to the SPAC Shareholders or if, as of the time for which the SPAC Shareholders Meeting is scheduled, there are insufficient SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (2) in order to solicit additional proxies from SPAC Shareholders in favor of the adoption of each of the Transaction Proposals.

6.04	Access to Information; Confidentiality

(a)	From the date of this Agreement until the Amalgamation Effective Time, the Company, SPAC and NewCo shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)	All information obtained by the Parties pursuant to this Section 6.04 shall be kept confidential in accordance with the Confidentiality Agreement, dated November 5, 2025, by and between the Company and SPAC (the “Confidentiality Agreement”).

(c)	Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

6.05	Exclusivity

From the date of this Agreement and ending on the earlier of (a) the Amalgamation Effective Time and (b) the termination of this Agreement pursuant to Article 8, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 6.05. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Company, (w) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding Equity Interest in the Company or any Company Subsidiary, (x) the sale or transfer of the assets of the Company and its Subsidiaries to any Person (except, in the cases of clauses (w) and (x), with respect to any de minimis transfers of Equity Interests or assets or any issuance, sale, transfer, investment of Equity Interests or assets permitted by the terms of the Company’s current contractual arrangements, including the Company Equity Incentive Plan, this Agreement or the Plan of Arrangement), (y) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, including a reverse takeover or merger, or (z) an initial public offering of any of the Company’s or its Subsidiaries’ securities, and (B) with respect to SPAC, any direct or indirect acquisition of assets or business of any Person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, that would constitute an “initial business combination” as defined in SPAC’s prospectus for its initial public offering. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the earlier of (a) Closing and (b) the termination of this Agreement pursuant to Article 8, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 6.05 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 6.05 by such Party. The Parties agree that this Section 6.05 shall supersede the exclusivity provisions included in that certain Letter of Intent entered into by and among SPAC and the Company dated November 6, 2025 in its entirety and such exclusivity provisions shall be terminated as of the date hereof.

6.06	SPAC Equity Incentive Plan

Prior to the consummation of the Transactions, SPAC shall adopt a long-term equity incentive plan (the “SPAC Equity Incentive Plan”), which shall be (i) a customary public company equity incentive plan and (ii) in a form mutually agreed by SPAC and the Company. The total number of SPAC Common Shares initially reserved for issuance under the SPAC Equity Incentive Plan shall be equal to 10% of the SPAC Common Shares outstanding as of immediately following the Closing determined on a fully diluted basis (which initial reserve shall, for the avoidance of doubt, include the restricted stock units into which the Company Warrants have been exchanged pursuant to the Company Warrant Exchange).

6.07	Directors’ and Officers’ Indemnification

(a)	Following the Closing, the organizational documents of SPAC shall, to the fullest extent permitted under applicable Law, contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors or officers, employees of SPAC or any Subsidiary of SPAC (“SPAC Indemnified Persons”) than are set forth in the SPAC Organizational Documents, and such provisions shall not thereafter be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the SPAC Indemnified Persons, with respect to actions or omissions prior to the Closing, unless such modification shall be required by applicable Law. Following the Closing, the provisions of the organizational documents of the Amalgamated Company and any Company Subsidiaries relating to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors or officers of the Company or such Company Subsidiary (“Company Indemnified Persons”), shall, to the fullest extent permitted under applicable Law, contain provisions no less favorable than such provisions as set forth in the applicable company’s organizational documents as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the Company Indemnified Persons, with respect to acts or omissions prior to the Closing, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, SPAC shall defend, indemnify and hold harmless each SPAC Indemnified Person and Company Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, alleged against such directors or officers in their capacity as such and arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)	Prior to the Closing, the Company may purchase a prepaid “tail” policy or policies in respect of the Company’s current directors’ and officers’ liability insurance (“Company D&O Tail”) covering those Persons who are currently covered by the Company’s directors’ and officers’ insurance . SPAC shall maintain the Company D&O Tail in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder. From and after the date of this Agreement, SPAC and the Company shall cooperate in good faith with respect to any efforts to obtain the Company D&O Tail, including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(c)	Prior to or in connection with the Closing, SPAC may purchase a six (6)-year prepaid “tail” policy (a “SPAC Tail Policy”) with respect to SPAC’s current D&O Insurance covering those persons who are currently covered by SPAC’s D&O Insurance policies.

(d)	Prior to or in connection with the Closing, the Company shall purchase “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of SPAC. From and after the date of this Agreement, NewCo, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 6.07(d), including providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(e)	On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of SPAC.

6.08	Notification of Certain Matters

(a)	The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article 8), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article 8 to fail. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (i) any of the conditions to the Closing have been satisfied or would fail to be satisfied; or (ii) any of the representations, warranties or covenants contained in this Agreement have been breached or not performed.

(b)	From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC and the Company shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against such Party or any of its Affiliates or Representatives (in their capacity as such). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other, and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

6.09	Further Action; Reasonable Best Efforts

(a)	Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries as set forth in Section 3.05 of the Company Disclosure Schedule necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Transactions to be satisfied.

(b)	Each of the Parties shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information required under any applicable Antitrust Laws or other applicable Laws or requested by a Governmental Authority pursuant to applicable Antitrust Laws or other applicable Laws) to effect promptly all necessary filings with any Governmental Authority, and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such Party (and, in the case of SPAC, the Sponsor) that may be made and to obtain all necessary, proper or advisable actions or nonactions, permits, approvals, consents, waivers, exemptions, authorizations, qualifications, orders and approvals of, and the expiration or termination of waiting periods by, any Governmental Authority necessary to consummate the Transactions. Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, authorizations, approvals, requests, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions. Notwithstanding the foregoing, to the extent that any information or documentation to be provided by one Party to another Party pursuant to this Section 6.09 or otherwise under this Agreement is, in the reasonable view of the providing Party, competitively sensitive, such information or documentation may be provided only to external counsel of the other Party on an “external counsel only” basis, and such receiving Party shall not request or otherwise receive such information from its external counsel.

(c)	Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.09 conflicts with (or provides for a different efforts standard with respect to) any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

6.10	Public Announcements

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article 8) unless otherwise prohibited by applicable Law or the requirements of NYSE, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties. Furthermore, nothing contained in this Section 6.10 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 6.10.

6.11	Stock Exchange Listing

From the date of this Agreement through the Amalgamation Effective Time, the Parties shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for the SPAC Units, SPAC Class A Ordinary Shares and SPAC Warrants to be tradable over, NYSE.

6.12	Regulatory Approvals

(a)	To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b)	SPAC and the Company each shall, in connection with its efforts to obtain and expiration or termination of waiting periods for the Transactions under any Antitrust Law: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other Party informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other Party to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other Party shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, submissions, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 6.12(b) may be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company.

(c)	As soon as reasonably practicable following the date of this Agreement, the Company shall file the required notification and related information pursuant to subsection 9(2) of the Controlled Goods Regulations (SOR/2001-32) with PSPC. SPAC shall reasonably cooperate with the Company in connection with such filing and in connection with any additional question or inquiry from PSPC, as the case may be.

(d)	Neither the Company nor SPAC shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws.

6.13	Trust Account

At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee, immediately following the Amalgamation Effective Time to, and the Trustee shall thereupon be obligated to, transfer all the funds in the Trust Account as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

6.14	Certain Actions

Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals, ratifications, notices, waivers or other authorizations required as a result of the consummation of the Transactions under any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective assets are bound, and shall cooperate in good faith with all reasonable requests of SPAC related to the same; provided, however, that neither the Company nor any Company Subsidiary shall be required to expend money (other than costs and expenses associated with compliance with this Section 6.14) commence, defend or participate in any litigation, or offer or grant any material accommodation (financial or otherwise) to any third party in connection with obtaining any consent therefrom in connection with the Transactions. In connection with the actions contemplated by this Section 6.14, the Company shall not, without the prior written consent of SPAC (which shall not be unreasonably conditioned, withheld or delayed), enter into any (i) amendment to the applicable Contract or (ii) agreement, or otherwise agree to any accommodation or concession that requires any payments by, or imposes any obligations, liabilities or restrictions (including any limitations on commercial or business activities) on, NewCo, the Company or any Company Subsidiary prior to or following the Closing.

6.15	Intended Tax Treatment

(a)	This Agreement and the Plan of Arrangement are intended to constitute, and the Parties hereto hereby adopt this Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment. Each of the Parties shall not (and shall not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take any action, or fail to take any reasonable action, which action or failure would, or would reasonably be expected to, impede or prevent the Transactions from qualifying for the Intended Tax Treatment. The Parties agree to (and to cause each of their Subsidiaries to) reasonably cooperate to support the Intended Tax Treatment, to complete all procedural requirements and other Tax Returns and Tax filings required to support the Intended Tax Treatment, and (assuming the Parties’ compliance with the terms of this Agreement and assuming no action outside the control of any Party with respect to dissenters that would render any portion of the Intended Tax Treatment unavailable) to report and file all relevant Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing, as applicable) and take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless required to do so pursuant to a change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision of other applicable Law). Each of the Parties agrees to use reasonable best efforts to promptly notify all of the other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b)	The Parties agree to (and to cause their Subsidiaries to) cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC, NewCo or the Company of any opinion relating to the Tax consequences of the Transactions (including any such opinion referred to in next succeeding sentence), including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion relates to SPAC or any equityholders thereof, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations; (ii) to the extent such opinion relates to the NewCo or any equityholders thereof, NewCo will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations; and (iii) to the extent such opinion relates to the Company or any equityholders thereof, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations.

(c)	The Parties acknowledge that any direct or indirect holder of Company Shares who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of SPAC following the Transactions (a “SPAC 5% Shareholder”) may enter into (and cause to be filed with the U.S. Internal Revenue Service) a GRA. Upon the written request of any SPAC 5% Shareholder made following the Closing Date, SPAC shall use commercially reasonable efforts to (i) furnish to such SPAC 5% Shareholder such information as such SPAC 5% Shareholder reasonably requests in connection with such SPAC 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such SPAC 5% Shareholder with the information reasonably requested by such SPAC 5% Shareholder for purposes of such SPAC 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8(j)) or any other “gain recognition event” (within the meaning of Treasury Regulations Section 1.367(a)-8(b)(v)) under the terms of such SPAC 5% Shareholder’s GRA.

6.16	Delivery of Financial Statements

As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to SPAC the audited or reviewed financial statements of the Company and the Company Subsidiaries that are required by applicable Law to be included in the Registration Statement / Proxy Statement in such form as required by the applicable rules and regulations of the SEC) (the “Audited Financial Statements”). Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement / Proxy Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall deliver as promptly as reasonably practicable, any financial statements of the Company and the Company Subsidiaries that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement / Proxy Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Additional Financial Statements”). Upon delivery of any Audited Financial Statements or Additional Financial Statements, the representations and warranties set forth in Section 3.07(a) shall be deemed to apply to the Audited Financial Statements or Additional Financial Statements, as applicable, with the same force and effect as if made as of the date of this Agreement (provided that, in the case of any reviewed financial statements provided pursuant to this Section 6.16, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect).

6.17	Post-Closing Directors and Officers

All officers and directors of SPAC, in each case immediately prior to the Amalgamation Effective Time, shall execute written resignations effective as of the Amalgamation Effective Time. The Parties hereto shall take all necessary action so that immediately after the Amalgamation Effective Time, the Post-Closing Officers and Directors shall serve as the sole officers and directors of SPAC.

6.18	PIPE Financing

(a)	SPAC and the Company shall take, or cause to be taken all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants in the Subscription Agreements and otherwise comply with their obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that SPAC, the Company or any of their Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) confer with one another regarding the expected closing date; (iv) deliver notices to the respective counterparties to the Subscription Agreements and cause the investors thereof to fund their obligations thereunder on the timing set forth in the Subscription Agreements; and (v) without limiting their enforcement rights thereunder or pursuant to this Agreement, enforce their rights under the Subscription Agreements to cause the applicable investors to pay to (or as directed by) SPAC and the Company the purchase price thereunder when required in accordance with the terms of the Subscription Agreement.

(b)	Without limiting the generality of Section 6.08, SPAC shall give the Company and the Company shall give SPAC, as applicable, prompt written notice of (i) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the investor counterparty to any Subscription Agreements known to SPAC or the Company, as applicable, (ii) the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any Subscription Agreements or any provisions of any such agreements, and (iii) if SPAC or the Company does not expect to receive all or any portion of the PIPE Financing on the terms, in the manner or from the persons contemplated by the applicable agreements.

6.19	Public Filings

From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.20	NewCo Shareholder Approvals

Promptly following the execution of this Agreement, SPAC shall deliver the NewCo Shareholder Approval as the sole shareholder of NewCo.

6.21	Transferred Information

(a)	Each Disclosing Party shall ensure that any Transferred Information with respect to which it is responsible for disclosing to a Recipient is necessary for the purposes of determining if the Parties shall proceed with the Transactions.

(b)	Prior to the completion of the Transactions, each of the Parties covenants and agrees to: (i) use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining to complete such Transactions; (ii) protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction, provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and (iii) if the Transactions do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party’s election, within a reasonable time.

(c)	After the completion of the Transactions, the Recipient agrees to: (i) use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless: (A) the Disclosing Party or Recipient have first notified the individual about whom the Transferred Information related of any additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose or (B) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; (ii) protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction, provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of such Transferred Information; and (iii) give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates.

(d)	Where required by applicable Law, the Company further agrees to promptly notify the individuals about whom the Transferred Information relates that Transactions have taken place and that their Transferred Information has been disclosed.

6.22	Company Warrants

Prior to the Closing, the Company shall enter into an agreement with the holder of the Company Warrants to effectuate the Company Warrant Exchange.

6.23	Additional Support Agreements

The Company shall use reasonable best efforts to deliver to SPAC as promptly as practicable, but in any event within (i) three (3) weeks of the date hereof, additional Support Agreements pursuant to which, among other things, the Company Securityholders party thereto will agree to support and vote in favor of or sign the Arrangement Resolution (each, an “Additional Support Agreement”), executed by the Company Securityholders that, together with the Key Company Securityholders (other than, for the avoidance of doubt, the securityholder referenced in clause (ii) of this Section 6.23), constitute the Company Required Approval and (ii) forty five (45) days of the date hereof, an Additional Support Agreement executed by the Company Securityholder set forth on Section 6.23 of the Company Disclosure Schedule.

Article 7
CONDITIONS TO THE TRANSACTIONS

7.01	Conditions to the Obligations of each Party

The obligations of the Company, SPAC and NewCo to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following conditions:

(a)	Company Required Approval. The Arrangement Resolution shall have been approved at the Company Securityholders Meeting in accordance with the Interim Order and applicable Law or the Company Securityholders Written Approval shall have been obtained as permitted by the Interim Order and applicable Law.

(b)	Interim Order and Final Order. The Interim Order and the Final Order shall have been granted on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

(c)	SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained at the SPAC Shareholders Meeting in accordance with the Registration Statement / Proxy Statement, the Cayman Companies Act, the SPAC Organizational Documents and the rules and regulations of NYSE.

(d)	No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, illegal or otherwise prohibiting consummation of the Transactions.

(e)	Regulatory Approvals. All required filings under Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under Antitrust Laws shall have expired or been terminated. Without limiting the generality of the foregoing, the notice or waiting period with respect to the notification pursuant to subsection 9(2) of the Controlled Goods Regulations (SOR/2001-32) filed by the Company with PSPC pursuant to Section 6.12(c) shall have elapsed without further action or request on the part of PSPC.

(f)	Stock Exchange Listing. The SPAC Common Shares shall have been registered with the SEC on Form F-4 and accepted for listing on NYSE (subject to the Closing occurring), or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(g)	Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

7.02	Conditions to the Obligations of SPAC and NewCo

The obligations of SPAC and NewCo to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following additional conditions:

(a)	Representations and Warranties. The representations and warranties of the Company in (x) Section 3.01, Section 3.02, Section 3.03 (other than 3.03(a) and 3.03(c)), Section 3.04, Section 3.05(a)(i), Section 3.18 and Section 3.22 shall each be true and correct in all material respects (other than any such representations and warranties that are qualified by “materiality,” “Company Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Sections 3.03(a) and 3.03(c) shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (z) the other provisions of Article 3 shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)	Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for the purposes of this Section 7.02(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Date).

(c)	Ancillary Agreements. The Company shall have delivered to SPAC counterparts to each Ancillary Agreement to be entered into by the Company in connection with the Closing, duly executed by the Company together with a counterpart to the Lock-Up Agreement executed by each Key Company Securityholder.

(d)	Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Amalgamation Effective Time.

(e)	Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) through Section 7.02(d).

7.03	Conditions to the Obligations of the Company

The obligations of the Company to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Amalgamation Effective Time of the following additional conditions:

(a)	Representations and Warranties. The representations and warranties of SPAC contained in (x) Section 4.01, Section 4.12 (other than 4.12(a) and 4.12(b)), Section 4.02(a), Section 4.02(b)(i), and Section 4.07 shall each be true and correct in all material respects (other than any such representations and warranties that are qualified by “materiality,” “SPAC Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 4.12(a) and Section 4.12(b) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (z) the other provisions of Article 4 shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)	Agreements and Covenants.

(i)	SPAC shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for purposes of this Section 7.03(b)(i), a covenant of the SPAC shall only be deemed to have not been performed if the SPAC has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the SPAC (or if earlier, the Outside Date).

(ii)	NewCo shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Amalgamation Effective Time; provided, that for purposes of this Section 7.03(b)(ii), a covenant of the NewCo shall only be deemed to have not been performed if NewCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the SPAC (or if earlier, the Outside Date).

(c)	Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Amalgamation Effective Time.

(d)	Officers and Directors. SPAC shall have delivered to the Company written resignations of each of the officers and directors of SPAC as of the Amalgamation Effective Time.

(e)	Ancillary Agreements. SPAC shall have delivered to the Company duly executed counterparts to each Ancillary Agreement to which SPAC or NewCo is a party, together with a counterpart to each of the other Ancillary Agreements to which the Sponsor, any SPAC Insider, or any Affiliate thereof or of SPAC is party, duly executed by such Person.

(f)	Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by the former Chief Executive Officer of SPAC and current Chief Executive Officer of NewCo, certifying as to the satisfaction of the conditions specified in Section 7.03(a) through Section 7.03(e).

7.04	Frustration of Closing Conditions

The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.09 or a breach of this Agreement. SPAC may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by SPAC’s or NewCo’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.09 or a breach of this Agreement.

Article 8
TERMINATION, AMENDMENT AND WAIVER

8.01	Termination

This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Amalgamation Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SPAC or the Company, as follows:

(a)	by mutual written consent of SPAC and the Company;

(b)	by either SPAC or the Company if the Amalgamation Effective Time shall not have occurred prior to January 31, 2027 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article 7 on or prior to the Outside Date;

(c)	by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions, except that, for greater certainty, this termination right shall not apply as a result of the refusal (for any reason or no reason) of the Court to issue a Final Order in respect of the Plan of Arrangement;

(d)	by either SPAC or the Company if the SPAC Shareholder Approval of the Transaction Proposals is not obtained at the SPAC Shareholders Meeting or any adjournment or postponement thereof in accordance with the Registration Statement / Proxy Statement, the Cayman Companies Act, the SPAC Memorandum and Articles of Association and the rules and regulations of NYSE;

(e)	by either SPAC or the Company if the Company Securityholders Meeting is duly convened and held and the Arrangement Resolution is voted on and not approved by the Company Securityholders in accordance with the Interim Order and applicable Law;

(f)	by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.02 would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC or NewCo is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company SPAC may not terminate this Agreement under this Section 8.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Company and the Outside Date;

(g)	by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or NewCo set forth in this Agreement, or if any representation or warranty of SPAC or NewCo shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.03 would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC or NewCo, the Company may not terminate this Agreement under this Section 8.01(g) for so long as SPAC or NewCo continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Company to the SPAC and the Outside Date;

(h)	by the Company, at any time prior to SPAC’s receipt of the SPAC Shareholder Approval, if SPAC or the SPAC Board effects a Change in Recommendation; and

(i)	by SPAC if the Company has not delivered to SPAC copies of the Additional Support Agreements executed by the relevant Company Securityholders in accordance with Section 6.23.

8.02	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except (i) as set forth in Section 8.03(d), (ii) as set forth in Article 9, and any corresponding definitions set forth in Article 1, (iii) in the case of termination subsequent to a willful and material breach of this Agreement by a Party, or (iv) in the case of Fraud.

8.03	Expenses

(a)	Except as set forth in this Section 8.03 or as otherwise set forth in this Agreement, all expenses incurred in connection with this Agreement and the Transactions (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other representatives or consultants) shall be paid by the Party incurring such expenses; provided that the payment of (i) any filing fees with SEC relating to the Form F-4, (ii) any fees in connection with any filings pursuant to the HSR Act, or (iii) any other filing fees paid to any regulatory authority, including NYSE, shall be paid by the Company.

(b)	Assuming the Transactions are consummated, the aforementioned expenses that remain outstanding as of Closing (including Deferred Underwriting Fees, but excluding SPAC’s expenses that (i) exceed $4,000,000, (ii) are capital market or similar financial advisory or banking fees or (iii) are liabilities owed to Sponsor or its Affiliates, provided, however, that any liability arising out of SPAC’s obligation to issue shares to Sponsor at Closing under the Sponsor Letter shall not constitute a liability hereunder (such excluded SPAC expenses, the “SPAC Excluded Expenses”)) will be paid from the capital of SPAC and the Amalgamated Company upon consummation of the Transactions.

(c)	The SPAC Excluded Expenses shall be paid by SPAC or the Amalgamated Company only to the extent there is cash remaining in the Trust Account after giving effect to the SPAC Redemption and the payment of transaction expenses (other than SPAC Excluded Expenses) in accordance with Section 8.03(b).

(d)	If SPAC shall have terminated this Agreement pursuant to Section 8.01(i), then the Company shall reimburse SPAC for its out-of-pocket expenses incurred in connection with the Transactions, such reimbursement not to exceed $500,000, by wire transfer of immediately available funds within thirty (30) days after such termination. The Parties agrees that the expense reimbursement under this Section 8.03(d) shall be SPAC’s sole and exclusive remedy following a termination of this Agreement pursuant to Section 8.01(i).

8.04	Amendment

Subject to applicable Law, the Interim Order and the Final Order, this Agreement and the Plan of Arrangement may be amended in writing by the Parties at any time prior to the Amalgamation Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

8.05	Waiver

At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or NewCo, (ii) waive any inaccuracy in the representations and warranties of SPAC or NewCo contained herein or in any document delivered by SPAC or NewCo pursuant hereto, and (iii) waive compliance with any agreement of SPAC or NewCo or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

Article 9
GENERAL PROVISIONS

9.01	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.01):

if to SPAC or NewCo:

Viking Acquisition Corp. I
900 Third Avenue, 18th Floor

New York, NY 10022
Attention: ***

Email: ***

with a copy to:

Nelson Mullins Riley & Scarborough LLP

901 15th Street NW, Suite 1200

Washington, DC 20005

Attention: ***

Email: ***

if to the Company:

NorthStar Earth and Space Inc.
384 Rue Saint-Jacques #300

Montreal, Québec H2Y 1S1
Attention: ***

Email: ***

with a copy to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention: ***

Email: ***

9.02	Nonsurvival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article 9 and any corresponding definitions set forth in Article 1.

9.03	Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.04	Entire Agreement; Assignment

This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.04(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) to any Person (other than another Party by operation of Law pursuant to the Amalgamation) without the prior express written consent of the other Parties.

9.05	Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 and Section 9.11 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

9.06	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the State of New York without regard to its conflict of laws principles that would apply the laws of any other jurisdiction, except to the extent mandatorily governed by the Canadian Corporate Statute and the Laws of Canada applicable thereto, including the provisions relating to the Arrangement and the Plan of Arrangement. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the state or federal courts of the State of New York in respect of all matters arising under and in relation to this Agreement and the Business Combination.

9.07	Waiver of Jury Trial

Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

9.08	Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.09	Counterparts

This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.10	Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11	No Recourse

All claims, obligations, liabilities, or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 9.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Non-Party Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law; and each party waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 9.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Non-Party Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law.

9.12	Language

The Parties confirm having requested that this Agreement and all notices or other communications relating to them be drawn-up in the English language only. Les Parties aux présentes confirment avoir requis que cette convention ainsi que tous les avis et autres communications s’y rapportant soient rédigés en langue anglaise seulement.

[Signature Page Follows.]

SPAC, NewCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIKING ACQUISITION CORP. I

By:	/s/ Håkan Wohlin
Name:	Håkan Wohlin
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

VIKING NS AMALGAMATION CORP.

By:	/s/ Håkan Wohlin
Name:	Håkan Wohlin
Title:	Authorized Person

[Signature Page to Business Combination Agreement]

NORTHSTAR EARTH AND SPACE INC.

By:	/s/ Stewart Bain
Name:	Stewart Bain
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Lock-Up Agreement

[Attached]

A-1

Exhibit B

Form of Registration Rights Agreement

[Attached]

B-1